UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2)))

ERIE INDEMNITY COMPANY
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 17, 2013

To the Holders of Class A Common Stock and

Class B Common Stock of ERIE INDEMNITY COMPANY:

We will hold our 88th annual meeting of shareholders at 9:30 a.m., local time, on Wednesday, April 17, 2013, at the Auditorium of the F.W. Hirt — Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:

1. To elect 13 persons to serve as directors until our 2014 annual meeting of shareholders and until their successors are elected and qualified;

2. To consider and act upon a proposal to approve the adoption of our Equity Compensation Plan; and

3. To transact any other business that may properly come before our annual meeting and any adjournment, postponement or continuation thereof.

This notice and information statement, together with a copy of our annual report to shareholders for the year ended December 31, 2012, are being sent to all holders of Class A common stock and Class B common stock as of the close of business on Friday, February 15, 2013, the record date established by our board of directors. Holders of Class B common stock will also receive a form of proxy. Holders of Class A common stock will not receive proxies because they do not have the right to vote on any of the matters to be acted upon at our annual meeting.

Holders of Class B common stock are requested to complete, sign and return the enclosed form of proxy in the envelope provided, whether or not they expect to attend our annual meeting in person.

By order of our board of directors,

James J. Tanous
Executive Vice President,
Secretary and General Counsel

March 18, 2013

Erie, Pennsylvania

NOTICE OF INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Important Notice Regarding the Availability of our Information Statement for the Annual Meeting of Shareholders to be held on April 17, 2013.

Our information statement and annual report are available at: http://www.erieindemnityinfostatement.com.

We Are Not Asking Holders of Our Class A Common Stock for a Proxy and

You Are Requested Not to Send Us a Proxy

ERIE INDEMNITY COMPANY

INFORMATION STATEMENT

Unless the context indicates otherwise, all references in this information statement to “we,” “us,” “our” or the “Company” mean Erie Indemnity Company. Erie Insurance Exchange, or the “Exchange,” has four property and casualty insurance subsidiaries: Erie Insurance Company, or “Erie Insurance Co.,” Erie Insurance Company of New York, or “Erie NY,” Erie Insurance Property & Casualty Company, or “EI P&C” and Flagship City Insurance Company, or “Flagship.” We sometimes refer to the Exchange and its property and casualty insurance subsidiaries as the “Property and Casualty Group.” The Exchange also owns 100% of the common stock of Erie Family Life Insurance Company, or “EFL,” a life insurance company.

ERIE INDEMNITY COMPANY

100 Erie Insurance Place

Erie, Pennsylvania 16530

INFORMATION STATEMENT

INTRODUCTION

This information statement, which is first being mailed to the holders of our Class A common stock and our Class B common stock on or about March 18, 2013, is furnished to such holders to provide information regarding us and our 2013 annual meeting of shareholders. This information statement is also being furnished in connection with the solicitation of proxies by our board of directors from holders of Class B common stock to be voted at our 2013 annual meeting of shareholders and at any adjournment, postponement or continuation thereof. Our annual meeting will be held at 9:30 a.m., local time, on Wednesday, April 17, 2013 at the Auditorium of the F.W. Hirt — Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530. Holders of Class B common stock will also receive a form of proxy.

We are not asking holders of our Class A common stock for a proxy and you are requested not to send us a proxy.

Only holders of Class B common stock of record at the close of business on February 15, 2013 are entitled to vote at our annual meeting. Each share of Class B common stock is entitled to one vote on each matter to be considered at our annual meeting. Except as otherwise provided in Sections 1756(b)(1) and (2) of the Pennsylvania Business Corporation Law of 1988, or “BCL,” in the case of adjourned meetings, a majority of the outstanding shares of Class B common stock will constitute a quorum at our annual meeting for the election of directors.

As of the close of business on February 15, 2013, we had 46,758,436 shares of Class A common stock outstanding, which are not entitled to vote on any matters to be acted upon at our 2013 annual meeting, and 2,542 shares of Class B common stock outstanding, which have the exclusive right to vote on all matters to be acted upon at our 2013 annual meeting.

There are three H.O. Hirt Trusts. Susan Hirt Hagen, or “Mrs. Hagen,” and Elizabeth Hirt Vorsheck, or “Mrs. Vorsheck,” both of whom are directors of the Company, are beneficiaries of the Trusts. Thomas B. Hagen and Jonathan Hirt Hagen, both directors of the Company, are contingent beneficiaries of the Trusts. The H.O. Hirt Trusts collectively own 2,340 shares of Class B common stock, which, because such shares represent 92.05% of the outstanding shares of Class B common stock entitled to vote at our 2013 annual meeting, is sufficient to determine the outcome of any matter submitted to a vote of the holders of our Class B common stock, assuming all of the shares held by the H.O. Hirt Trusts are voted in the same manner. As of the date of this information statement, the individual trustees of the H.O. Hirt Trusts are Mrs. Hagen and Mrs. Vorsheck, and the corporate trustee is Sentinel Trust Company, L.B.A., or “Sentinel.” Mrs. Hagen and Mrs. Vorsheck are both candidates for re-election to the board at our 2013 annual meeting.

Under the provisions of the H.O. Hirt Trusts, the shares of Class B common stock held by the H.O. Hirt Trusts are to be voted as directed by a majority of trustees then in office. If at least a majority of the trustees then in office of each of the H.O. Hirt Trusts vote for the election of the 13 candidates for director named below, such candidates will be elected as directors even if all shares of Class B common stock other than those held by the H.O. Hirt Trusts do not vote for such candidates. In addition, if at least a majority of the trustees then in office of each of the H.O. Hirt Trusts vote for the proposal to approve the adoption of our Equity Compensation Plan, such proposal will be approved even if all shares of Class B common stock other than those held by the H.O. Hirt Trusts do not vote for such proposal. We have not been advised as of the date of this information statement how the trustees of the H.O. Hirt Trusts intend to vote at our annual meeting.

Since 1925, we have served as the attorney-in-fact for the policyholders at the Exchange. The Exchange is a reciprocal insurance exchange organized under Article X of Pennsylvania’s Insurance Company Law of 1921 under which individuals, partnerships and corporations are authorized to exchange reciprocal or inter-insurance contracts with each other, or with individuals, partnerships, and corporations of other states and countries, providing indemnity among themselves from any loss which may be insured against under any provision of the insurance laws except life insurance. Each applicant for insurance from the Exchange signs a subscriber’s agreement, which appoints us as the attorney-in-fact for the subscriber (policyholder) to transact the business of the Exchange on their behalf. As attorney-in-fact, we are required to perform certain services relating to the sales, underwriting and issuance of policies on behalf of the Exchange. We also provide management services to the Exchange and its insurance subsidiaries.

The Property and Casualty Group writes personal and commercial lines of property and casualty insurance coverages exclusively through over 2,150 independent agencies comprised of more than 10,400 licensed agents. The underwriting results of the Property and Casualty Group are pooled. As a result of the Exchange’s 94.5% participation in the reinsurance pooling arrangement and its ownership of the other property and casualty insurance entities, the underwriting risk of the Property and Casualty Group’s business is borne by the Exchange.

We charge the Exchange a management fee calculated as a percentage, limited to 25%, of all premiums written or assumed by the Exchange. Management fees accounted for 75.7%, 93.2% and 94.5%, respectively, of our revenues for the three years ended December 31, 2010, 2011 and 2012. The management fee rate was 25% during 2010, 2011 and 2012, and beginning January 1, 2013, the rate has been set at 25%.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of February 15, 2013, the amount of our outstanding Class B common stock owned by shareholders known by us to own beneficially more than 5% of our Class B common stock.

Name of Individual or Identity of Group	Shares of Class B Common Stock Beneficially Owned	Percent of Outstanding Class B Common Stock
H.O. Hirt Trusts(1), Erie, Pennsylvania	2,340	92.05%
Hagen Family Limited Partnership(2), Erie, Pennsylvania	153	6.02%

(1)	There are three H.O. Hirt Trusts. Mrs. Hagen and Mrs. Vorsheck are two of the beneficiaries of the Trusts, and Thomas B. Hagen, the husband of Mrs. Hagen, and Jonathan Hirt Hagen, the son of Mrs. Hagen, are two of the contingent beneficiaries. As of the date of this information statement, the trustees of the H.O. Hirt Trusts are Mrs. Hagen, Mrs. Vorsheck and Sentinel. The trustees collectively control voting and disposition of the shares of Class B common stock. A majority of the trustees then in office acting together is required to take any action with respect to the voting or disposition of shares of Class B common stock.

(2)	Thomas B. Hagen, the chairman of our board of directors, is the general partner of the Hagen Family Limited Partnership. As general partner, Mr. Hagen has sole voting power and investment power over the shares of Class B common stock held by the Hagen Family Limited Partnership. Mr. Hagen is the husband of Mrs. Hagen and the father of Jonathan Hirt Hagen. Mrs. Hagen and Jonathan Hirt Hagen are also directors of the Company.

The following table sets forth, as of February 15, 2013, the amount of the outstanding shares of Class A common stock and Class B common stock beneficially owned by (i) each director and candidate for director nominated by our Nominating and Governance Committee, or “nominating committee,” (ii) each executive officer named in the Summary Compensation Table and (iii) all of our executive officers and directors as a group.

Name of Individual or Identity of Group	Shares of Class A Common Stock Beneficially Owned(1)(2)	Percent of Outstanding Class A Common Stock(3)	Shares of Class B Common Stock Beneficially Owned(1)(2)	Percent of Outstanding Class B Common Stock(3)
Directors and Nominees for Director:
J. Ralph Borneman, Jr.	50,000	—	—	—
Terrence W. Cavanaugh	44,782	—	—	—
Jonathan Hirt Hagen	223,130	—	1	—
Susan Hirt Hagen(4)	6,658,800	14.24%	12	—
Thomas B. Hagen(5)	10,091,159	21.58%	157	6.18%
C. Scott Hartz	2,097	—	—	—
Claude C. Lilly, III	1,486	—	—	—
Lucian L. Morrison(6)	—	—	—	—
Thomas W. Palmer	770	—	—	—
Martin P. Sheffield	800	—	—	—
Richard L. Stover	1,055	—	—	—
Elizabeth Hirt Vorsheck(7)	4,783,282	10.23%	—	—
Robert C. Wilburn	3,000	—	—	—

Executive Officers(8):

Marcia A. Dall	2,625	—	—	—
George D. Dufala	8,667	—	—	—
John F. Kearns	7,805	—	—	—
James J. Tanous	11,627	—	—	—
All Directors and Executive Officers as a Group (19 persons)(9)	21,891,335	46.82%	170	6.69%

(1)	Information furnished by the named persons.

(2)	Under the rules of the Securities and Exchange Commission, or “SEC,” a person is deemed to be the beneficial owner of securities if the person has, or shares, “voting power,” which includes the power to vote, or to direct the voting of, such securities, or “investment power,” which includes the power to dispose, or to direct the disposition, of such securities. Under these rules, more than one person may be deemed to be the beneficial owner of the same securities. Securities beneficially owned also include securities owned jointly, in whole or in part, or individually by the person’s spouse, minor children or other relatives who share the same home. The information set forth in the above table includes all shares of Class A common stock and Class B common stock over which the named individuals, individually or together, share voting power or investment power. The table does not reflect shares of Class A common stock and Class B common stock as to which beneficial ownership is disclaimed.

(3)	Less than 1% unless otherwise indicated.

(4)

Mrs. Hagen owns 300 shares of Class A common stock directly and 6,658,500 shares of Class A common stock indirectly through a revocable trust of which Mrs. Hagen was the grantor and is the sole trustee and beneficiary. Mrs. Hagen owns 12 shares of Class B common stock directly. Mrs. Hagen disclaims beneficial ownership of the 5,100 shares of Class A common stock and four shares of Class B common stock owned by Thomas B. Hagen, her husband, and the 10,086,059 shares of Class A common stock and 153 shares of

Class B common stock owned by the Hagen Family Limited Partnership, for which Thomas B. Hagen, as general partner, has sole voting power and investment power. Mrs. Hagen also disclaims beneficial ownership of any shares of Class B common stock held by the H.O. Hirt Trusts of which she is a beneficiary, contingent beneficiary and one of three trustees.

(5)	Mr. Hagen owns 5,100 shares of Class A common stock directly and 10,086,059 shares of Class A common stock indirectly through the Hagen Family Limited Partnership. Mr. Hagen owns four shares of Class B common stock directly and 153 shares of Class B common stock indirectly through the Hagen Family Limited Partnership. Mr. Hagen disclaims beneficial ownership of the 300 shares of Class A common stock and 12 shares of Class B common stock owned by Mrs. Hagen, his wife, and the 6,658,500 shares of Class A common stock owned indirectly by Mrs. Hagen. Mr. Hagen also disclaims beneficial ownership of any shares of Class B common stock held by the H.O. Hirt Trusts of which his wife is a beneficiary, contingent beneficiary and one of three trustees.

(6)	See discussion under Director Compensation — Director Stock Ownership Guidelines.

(7)	Mrs. Vorsheck owns 69,516 shares of Class A common stock directly and 4,713,766 shares of Class A common stock indirectly through several trusts.

(8)	Excludes Mr. Cavanaugh, who is listed under “Directors and Nominees for Director.”

(9)	Includes Executive Vice Presidents Richard F. Burt, Jr. and Robert C. Ingram, III.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” requires that the officers and directors of a corporation, such as us, that has a class of equity securities registered under Section 12 of the Exchange Act, as well as persons who own more than 10% of a class of equity securities of such a corporation, file reports of their ownership of such securities, as well as statements of changes in such ownership, with the corporation and the SEC. Based upon written representations we received from our officers and directors and shareholders owning more than 10% of any class of our stock, and our review of the statements of changes of ownership filed with us by our officers and directors and shareholders owning more than 10% of any class of our stock during 2012, we believe that all such filings required during 2012 were made on a timely basis except that Sherri A. Silver, a senior vice president, untimely filed a Form 4 on April 2, 2012 to report the purchase of 130 shares of our Class A common stock on March 26, 2012.

PROPOSAL 1 — ELECTION OF DIRECTORS

Introduction

The election of directors by the holders of our Class B common stock is governed by provisions of the Pennsylvania Insurance Holding Companies Act, or the “Holding Companies Act,” in addition to provisions of the BCL and our bylaws. The following discussion summarizes these statutory and bylaw provisions and describes the process undertaken in connection with the nomination of candidates for election as directors by the holders of Class B common stock at our annual meeting.

Background of our Nominating Committee

Section 1405(c)(4.1) of the Holding Companies Act provides that the board of directors of a domestic insurer must establish one or more committees comprised solely of directors who are not officers or employees of the insurer or of any entity controlling, controlled by or under common control with the insurer. Such committee or committees must have responsibility for, among other things, recommending candidates to be nominated by the board of directors, in addition to any other nominations by voting shareholders, for election as directors by the voting shareholders. Section 1405(c)(5) of the Holding Companies Act provides that the above provisions shall not apply to a domestic insurer if the person controlling such insurer is an insurer, an attorney-in-fact for a reciprocal exchange, a mutual insurance holding company or a publicly held corporation having a board of directors and committees thereof which already meet the requirements of Section 1405(c)(4.1). For purposes of the Holding Companies Act, we are deemed to control the Exchange and its subsidiaries, and our board of directors and its committees are in compliance with Section 1405(c)(4.1).

Section 3.09 of our bylaws is consistent with this statutory provision and provides that (i) our board of directors must appoint annually a nominating committee that consists of not less than three directors, each of whom is not an officer or employee of us or of any entity controlling, controlled by or under common control with us, and (ii) our nominating committee must, prior to each annual meeting of shareholders, determine and nominate candidates for the office of director to be elected by the holders of Class B common stock to serve terms as established by our bylaws and until their successors are elected and qualified.

In accordance with this bylaw provision, on April 17, 2012 our board of directors designated a nominating committee consisting of Jonathan Hirt Hagen, chair, Mrs. Hagen, Thomas W. Palmer and Mrs. Vorsheck. As chairman of our board, Thomas B. Hagen is, ex officio, also a voting member of the nominating committee. Consistent with the Holding Companies Act, none of these persons is an officer or employee of us or of any entity controlling, controlled by or under common control with us. Each member of our nominating committee is an independent director as defined in the rules applicable to companies listed on the NASDAQ Global Select Market®, or “NASDAQ.”

Nominating Procedures

Under Section 2.07(a) of our bylaws, nominations of persons for election to our board of directors may be made at any meeting at which directors are to be elected (i) by or at the direction of our board of directors upon the recommendation of our nominating committee or (ii) by any holder of our Class B common stock.

With respect to nominations by or at the direction of our nominating committee, except as is required by rules promulgated by NASDAQ, the SEC or the Holding Companies Act, there are no specific, minimum qualifications that must be met by a candidate for our board of directors, and our nominating committee may take into account such factors as it deems appropriate. Our nominating committee generally bases its nominations on our general needs as well as the specific attributes of candidates that would add to the overall effectiveness of our board of directors. Specifically, among the significant factors that our nominating committee may take into consideration are judgment, skill, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other directors, and the extent to which the candidate would be a desirable addition to our board of directors and any committee of our board of directors.

Although we do not have a formal policy or guidelines regarding diversity of membership of our board of directors, our corporate governance guidelines recognize the value of having a board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion. Our board has not attempted to define “diversity” or otherwise require that the composition of our board include individuals from any particular background or who possess specific attributes.

In identifying and evaluating the individuals that it selects, or recommends that our board of directors select, as director nominees, our nominating committee utilizes the following process:

•	Our nominating committee reviews the qualifications of any candidates who have been recommended by a holder of Class A common stock or Class B common stock in accordance with our bylaws.

•

Our nominating committee also considers recommendations made by individual members of our board of directors or, if our nominating committee so determines, a search firm. Our nominating committee may consider candidates who have been identified by management, but is not required to do so.

•

Our nominating committee evaluates the background, experiences, qualifications and suitability of each candidate, including the current members of our board of directors, in light of the current size and composition of our board of directors and the above discussed significant factors.

•	After such review and consideration, our nominating committee recommends a slate of director nominees to the board of directors.

Actions Taken for Nominations

Our nominating committee met on February 15, 2013 for the purposes of evaluating the performance and qualifications of the current or proposed members of our board of directors and nominating candidates for election as directors by the holders of Class B common stock at our annual meeting.

Our bylaws provide that our board of directors shall consist of not less than 7, nor more than 16, directors, with the exact number to be fixed from time to time by resolution of our board of directors. Our nominating committee recommended at its February 15, 2013 meeting that the size of our board of directors remain at 13 persons and that all 13 incumbent directors as of such date be nominated to stand for re-election as directors by the holders of Class B common stock at our annual meeting.

On February 21, 2013, our board of directors accepted the report and recommendation of our nominating committee, set the number of directors to be elected at our annual meeting at 13 and approved the nomination of J. Ralph Borneman, Jr., Terrence W. Cavanaugh, Jonathan Hirt Hagen, Susan Hirt Hagen, Thomas B. Hagen, C. Scott Hartz, Claude C. Lilly, III, Lucian L. Morrison, Thomas W. Palmer, Martin P. Sheffield, Richard L. Stover, Elizabeth Hirt Vorsheck and Robert C. Wilburn for election as directors by the holders of Class B common stock at our annual meeting. If elected, such persons would serve until our 2014 annual meeting of shareholders and until their successors are elected and qualified.

Candidates for Election

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the nominees named below. All of the nominees are currently directors of the Company. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by our nominating committee. Our board of directors has no reason to believe the nominees named will be unable to serve if elected.

The biography of each director nominee below contains information regarding that person’s principal occupation, positions held with the Company, service as a director, committee assignments, business experience, other public company director positions currently held or held at any time during the past five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused our nominating committee to conclude that the person should serve as a member of our board of directors:

Name (Committee Assignments)	Age as of 4/1/13	Principal Occupation for Past Five Years and Positions with the Company; Directorships with other Public Companies During Past Five Years	Director of the Company Since
J. Ralph Borneman, Jr. CIC, CPIA (5)(7C)(8)	74	President, Chief Executive Officer and Chairman of the Board, Body-Borneman Insurance & Financial Services LLC, insurance agency, Boyertown, PA, 2005 to present; President, Chief Executive Officer and Chairman of the Board, Body-Borneman Associates, Inc., insurance agency; President, Body-Borneman, Ltd. and Body-Borneman, Inc., 1967-2005, insurance agencies he co-founded; Director, National Penn Bancshares until 2011.	1992

		Mr. Borneman has extensive knowledge of, and over 40 years of experience with, the business of insurance, agency matters, sales and marketing, and insurance distribution strategies. Mr. Borneman also has prior experience as a director of other public companies.

Terrence W. Cavanaugh (5)(6)(7)	59	President and Chief Executive Officer of the Company, July 2008 to present; Senior Vice President, Chubb & Son/Federal Insurance and Chief Operating Officer, Chubb Surety, for more than five years prior thereto.	2008

		Mr. Cavanaugh has prior executive management experience with a large national property-casualty insurance company, and broad knowledge of insurance operations and the insurance industry. He is also 2nd Vice Chair of the Board of Governors of the Property Casualty Insurers Association of America, the leading national trade association for the property and casualty insurance industry.

Jonathan Hirt Hagen, J.D. (2)(3)(4C)(7)(8)	50	Vice Chairman, Custom Group Industries, Erie, PA, machining and fabrication manufacturing companies, since 1999; private investor, since 1990.	2005

		Mr. Hagen, as the grandson of our late founder and longtime leader of the Company, has significant knowledge of our history and culture. His extensive business and legal educational background, prior insurance experience and service on our board also give him broad knowledge of the insurance industry and business law. In addition, he has experience with his family’s business interests, as a private investor and as a director of another public company.

Name (Committee Assignments)	Age as of 4/1/13	Principal Occupation for Past Five Years and Positions with the Company; Directorships with other Public Companies During Past Five Years	Director of the Company Since

Susan Hirt Hagen (1)(4)(5)(8C)	77	Co-Trustee of the H.O. Hirt Trusts, Erie, PA, since 1967; private investor, since 1989.	1980
		Mrs. Hagen is the daughter of our late founder, who was the longtime leader of the Company. She is one of three trustees of the H.O. Hirt Trusts which control a majority of our voting stock. She also individually directly controls a significant shareholding interest in the Company. In addition to her extensive knowledge of the Company, as our longest serving active director, she is a highly recognized community leader, both locally and statewide. In 2010, she received the Distinguished Citizen of the Commonwealth Award from The Pennsylvania Society. Over many years, she has served on numerous boards of directors, including Chautauqua Institution, Wittenberg University and the Erie Community Foundation. Mrs. Hagen also has prior experience as a director of another public company.

Thomas B. Hagen (1C)(9)	77	Chairman/Owner, Custom Group Industries, Erie, PA, machining and fabrication manufacturing companies, since 1997; General Partner, Hagen Family Limited Partnership, since 1989; Non-executive Chairman of the Board of our Company and of our affiliated insurance companies, since 2007, and an employee (1953-1995) and former agent of the Company, including service as President (1982-1990) and Chairman and CEO (1990-1993).	2007 and 1979-1998

		Mr. Hagen, the son-in-law and close associate of our late founder and longtime leader of the Company, has extensive insurance knowledge and experience having previously served the Company for over 40 years in a variety of leadership positions, including as our CEO. He has held leadership positions in various insurance industry and business trade groups, including past Chairman of the Pennsylvania Chamber of Business & Industry and past Chairman of the Insurance Federation of Pennsylvania. He also has broad executive management and leadership experience having served on various civic and business boards of directors, including the boards of two other public companies. He has served as Pennsylvania’s Secretary of Commerce and Secretary of Community & Economic Development, and is a retired Captain in the U.S. Navy Reserve. Additionally, he controls the second largest voting and the largest non-voting shareholding interest in the Company.

Name (Committee Assignments)	Age as of 4/1/13	Principal Occupation for Past Five Years and Positions with the Company; Directorships with other Public Companies During Past Five Years	Director of the Company Since
C. Scott Hartz, CPA (6)(7)	67	Chief Executive Officer, Hartz Group, strategy and technology consulting, Bala Cynwyd, PA, since 2002; Chief Executive Officer, Taasera, Inc., since November, 2012; Senior Managing Director, SCIUS Capital Group, LLC, 2002 to 2007; Chief Executive Officer, PwC Consulting, 1995 to 2002.	2003

		Mr. Hartz has a strong background in technology, information technology consulting and investments. He has prior experience in executive management and as a director of another public company.

Claude C. Lilly, III, Ph.D., CPCU, CLU (2C)(6)(7)(8)	66	President, Presbyterian College, Clinton, SC, since July 2012; Dean, College of Business and Behavioral Science, Clemson University, 2007-2012; Dean, Belk College of Business Administration, University of North Carolina Charlotte, 1998 to 2007; James J. Harris Chair of Risk Management and Insurance, Belk College of Business Administration, University of North Carolina Charlotte, 1997 to 2007; Director, Charlotte Branch of the Federal Reserve Bank of Richmond until 2012; Director, FairPoint Communications, Inc. until 2011.	2000

		Dr. Lilly has extensive experience with risk assessment and management, and broad knowledge of insurance operations, regulation of insurance companies and financial reporting. He has prior experience as an Assistant Deputy Insurance Commissioner for the State of Georgia and served as an advisor to the Florida Insurance Department and to the Florida House of Representatives when it rewrote the insurance code. Dr. Lilly satisfies the SEC requirements of an audit committee financial expert. He also has prior experience as a director of other public companies.

Lucian L. Morrison, Esq. (2)(3)(6)(8)	76	Independent trustee and consultant in trust, estate, probate and qualified plan matters, Houston, TX, since 1992; Director, Far East Energy Corporation.	2006

		Mr. Morrison has an extensive background in business law, the law of fiduciaries, investment analysis and financial reporting. He also has experience as a director of other public companies.

Thomas W. Palmer, Esq. (2)(3C)(4)(7)	65	Member and a managing partner of the law firm of Marshall & Melhorn, LLC, Toledo, OH, since 1972.	2006

		Mr. Palmer has significant experience with business and corporate law, business dispute resolution, corporate governance, financial reporting and family-owned enterprises. He is a Board Leadership Fellow of the National Association of Corporate Directors and also has prior experience as a director of another public company.

Name (Committee Assignments)	Age as of 4/1/13	Principal Occupation for Past Five Years and Positions with the Company; Directorships with other Public Companies During Past Five Years	Director of the Company Since
Martin P. Sheffield, CPCU (1)(2)(7)(8)	62	Owner, Sheffield Consulting, LLC, Bath, PA, insurance consultants, since 2003.	2010

		Mr. Sheffield has extensive insurance industry, business and executive management experience, including having served 22 years as CEO of Co-Operative Insurance Company of Western New York, which ultimately became part of the Erie Insurance Group, as the Executive Director of Strategic Consulting for Ward Group, and as Vice President of the Property-Casualty Rating Division of A.M. Best. Mr. Sheffield also has prior experience as a director of another public company.

Richard L. Stover (1)(2)(6C)	70	Managing Principal, Birchmere Capital, L.P., Pittsburgh, PA, private equity fund, since 2000.	2010

		Mr. Stover’s career has been concentrated in banking and finance. In addition to prior executive experience with financial institutions, including Mellon Bank, Bank of New England and GE Capital, he has extensive knowledge of investments, credit and corporate finance.

Elizabeth Hirt Vorsheck (1)(4)(5C)(7)(8)	57	Co-Trustee of the H.O. Hirt Trusts, Erie, PA, since 2007; more than 30 years experience as managing principal of family business interests; private investor; and more than 10 years experience as principal of a family charitable foundation and other charitable initiatives.	2007

		Mrs. Vorsheck is a granddaughter of H.O. Hirt, the late founder and longtime leader of the Company, a daughter of F.W. Hirt, the late founder of Erie Family Life Insurance Company, who served the Erie Indemnity Company in many distinguished positions, culminating his lifelong career as Chairman of the Board having built and expanded the Erie Insurance Group of companies, and niece of Mr. and Mrs. Hagen. Mrs. Vorsheck is one of three trustees of the H.O. Hirt Trusts which control a majority of our voting stock. In addition, she individually directly controls a significant shareholding interest in the Company.

Name (Committee Assignments)	Age as of 4/1/13	Principal Occupation for Past Five Years and Positions with the Company; Directorships with other Public Companies During Past Five Years	Director of the Company Since

Robert C. Wilburn, Ph.D. (3)(5)(6)	69	Distinguished Service Professor and Director, Heinz College, Carnegie Mellon University, Washington, D.C., since 2009; President and Chief Executive Officer, Gettysburg Foundation, Gettysburg, PA, 2000 to 2009; Director, Harsco, Inc.	1999

		Dr. Wilburn has broad executive management experience as a university president, CEO of two nationally prominent foundations and service as Pennsylvania’s Secretary of Budget and Secretary of Education. He has extensive knowledge of corporate finance and executive compensation. Dr. Wilburn also has experience as a director of other public companies.

(1)	Member of our Executive Committee.

(2)	Member of our Audit Committee.

(3)	Member of our Compensation Committee

(4)	Member of our Nominating Committee.

(5)	Member of our Charitable Giving Committee.

(6)	Member of our Investment Committee.

(7)	Member of our Strategy Committee.

(8)	Member of our Exchange Relationship Committee.

(9)	Ex officio non-voting member of our Audit and Compensation Committees and voting member of all other committees.

C	Denotes committee chairperson.

Our board of directors has determined that each of the following directors and director nominees satisfies the definition of an “independent director” as set forth in the rules promulgated by NASDAQ:

Jonathan Hirt Hagen

Susan Hirt Hagen

Thomas B. Hagen

C. Scott Hartz

Claude C. Lilly, III

Lucian L. Morrison

Thomas W. Palmer

Martin P. Sheffield

Richard L. Stover

Elizabeth Hirt Vorsheck

Robert C. Wilburn

Required Vote. Cumulative voting rights do not exist with respect to the election of directors. A director nominee shall only be elected if the total votes cast by the voting shareholders for the election of such director nominee represents a majority of the Class B shares outstanding and entitled to vote at our annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE CANDIDATES FOR DIRECTOR NOMINATED BY OUR NOMINATING COMMITTEE.

OUR BOARD OF DIRECTORS

Introduction

Our board of directors is currently comprised of 13 members, all of whom were elected at our 2012 annual meeting to serve for a term of one year. Vacancies on our board of directors may be filled only by persons elected by a majority of the remaining directors, or by our voting shareholders, in accordance with our bylaws.

All directors hold office until their respective successors are elected and qualified, or until their earlier death, resignation or removal. There are no family relationships between any of our directors or executive officers, except for the following:

•	Thomas B. Hagen, chairman of our board of directors and chairman of our executive committee, and Mrs. Hagen, a director, are husband and wife;

•	Jonathan Hirt Hagen, a director, is the son of Thomas B. Hagen and Mrs. Hagen, and a first cousin of Mrs. Vorsheck; and

•	Mrs. Vorsheck, a director, is a niece of Mrs. Hagen and a first cousin of Jonathan Hirt Hagen.

During 2012, each director attended more than 75% of the number of meetings of our board of directors and the standing committees of our board of directors of which such director was a member.

Board Leadership and Executive Sessions

The chairman of our board of directors is elected annually by the remaining directors on our board. In addition to presiding at all meetings of shareholders and of our board of directors, the chairman’s duties include setting priorities, establishing agendas for meetings of the board, providing board leadership, and communicating with the chief executive officer, or “CEO,” on matters of strategic direction. The chairman also serves ex officio as a member of all other board committees of which he is not a designated member.

Since our incorporation in 1925, we have traditionally separated the positions of chairman of the board and CEO of the Company. Although our board of directors has no specific policy regarding separation of these offices and our bylaws permit the chairman to serve as CEO, our board has determined that separating these positions is currently in the best interest of the Company and our shareholders. Given the length of time and different capacities in which our current chairman has served the Company, including as a prior president and CEO, and his status as an independent director under NASDAQ rules, our board believes that separating these positions is an important component of our management succession plan, and allows our chairman to lead the board in its independent oversight of management and our CEO to focus on the day-to-day issues affecting our business.

A majority of the directors on our board meet the definition of an “independent director” under NASDAQ rules. Our independent directors meet in executive session without management directors or management present. These sessions generally take place prior to or following regularly scheduled board meetings. The directors met in such sessions five times during 2012.

Risk Oversight

Our board of directors oversees our risk management process. This oversight is primarily accomplished through the board’s committees and management’s reporting processes. We do not have a formal risk committee; however, our audit committee focuses on risk related to accounting, internal controls and financial and tax reporting. The audit committee also assesses economic and business risks and monitors compliance with ethical standards. Our Executive Compensation and Development Committee, or “compensation committee,” identifies and oversees risks associated with our executive compensation policies and practices; our nominating committee identifies and oversees risks associated with director independence, related person transactions and the implementation of corporate governance policies; and our Investment Committee identifies and assesses the risks associated with our investment portfolio and the portfolios of the companies we manage.

Committees of Our Board

Our board of directors met six times in 2012. The standing committees of our board of directors are our executive committee, audit committee, compensation committee, nominating committee, charitable giving committee, investment committee, strategy committee and exchange relationship committee.

Our executive committee, which did not meet during 2012, has the authority, subject to certain limitations, to exercise the power of our board of directors between regular meetings.

Our audit committee met six times in 2012. Consistent with Section 1405(c)(4) of the Holding Companies Act and the Sarbanes-Oxley Act of 2002, or “Sarbanes-Oxley,” our audit committee has responsibility for the selection of independent registered public accountants, reviewing the scope and results of their audit and reviewing our financial condition and the adequacy of our accounting, financial, internal and operating controls. Our audit committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Our compensation committee met seven times in 2012. Consistent with Section 1405(c)(4.1) of the Holding Companies Act and our bylaws, our compensation committee has responsibility for recommending to our board of directors, at least annually, the competitiveness and appropriateness of the salaries, short- and long-term incentive plan awards, terms of employment, non-qualified retirement plans, severance benefits and perquisites of our CEO, executive vice presidents and such other named executives as required by rules of the SEC or NASDAQ listing standards, and such other responsibilities as our board of directors may designate. See Executive Compensation — Compensation Committee Interlocks and Insider Participation. Our compensation committee operates pursuant to a written charter, a copy of which may be viewed on our website at:

http://www.erieinsurance.com.

Our nominating committee met two times in 2012. Consistent with Section 1405(c)(4.1) of the Holding Companies Act and our bylaws, our nominating committee has responsibility for identification of individuals believed to be qualified to become members of our board of directors and to recommend to our board of directors nominees to stand for election as directors; identification of directors qualified to fill vacancies on any committee of our board; and evaluation of the procedures and process by which each committee of our board of directors undertakes to self-evaluate such committee’s performance. Our nominating committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Director Education

We encourage our directors to further their knowledge and advance their skills as directors of a public company. To that end, we offer a director education program which provides each director with access to various resources to assist him or her with enhancing those skills necessary to be an effective director. See Director Compensation — Director Education Program.

DIRECTOR — SHAREHOLDER COMMUNICATIONS

Our shareholders may communicate with our board of directors through our secretary. Shareholders who wish to express any concerns to any of our directors may do so by sending a description of those concerns in writing addressed to a particular director, or in the alternative, to “Non-management Directors” as a group, care of our secretary at our headquarters, 100 Erie Insurance Place, Erie, Pennsylvania 16530. All such communications that are received by our secretary will be promptly forwarded to the addressee or addressees set forth in the communication.

Recognizing that director attendance at our annual meeting provides our shareholders with an opportunity to communicate with directors about issues affecting us, we actively encourage our directors to attend our annual meeting. In 2012, all but one of our 13 directors attended our annual meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation program is developed and monitored by our compensation committee of the board of directors. The committee establishes the compensation philosophy and policies for our executive officers, which include our CEO and executive vice presidents. In fulfilling this role, the committee is responsible for establishing principles that guide the design of compensation programs for all executives. The committee reviews the performance results of each executive and establishes individual compensation levels.

SEC regulations require disclosure of information about the compensation of certain executive officers. These “named executive officers,” or “NEOs,” include our CEO, chief financial officer, or “CFO,” and the next three most highly compensated officers of the Company. The Summary Compensation Table and supplemental tables that follow it report compensation calculated in accordance with the rules and regulations of the SEC.

The objective of our executive compensation program is to attract, motivate, retain and reward executives in a fiscally responsible manner. We provide a mix of fixed and variable compensation that is intended to motivate our executives to execute on short- and long-term objectives that build sustainable long-term value. While base pay is based on external competitiveness and level of experience, our executive incentive compensation programs encourage our executives to strive for performance that is better than the industry average. This aligns with our pay-for-performance philosophy as the outcome of current year performance is reflected in the Annual Incentive Plan, or “AIP,” and Long-Term Incentive Plan, or “LTIP,” payments awarded to our NEOs.

Our incentive compensation plans utilize goals that are based on operational results, or “company performance goals,” and individual accomplishments, or “individual performance goals.” For 2012, the company performance goals used in our incentive plans were (1) the Property and Casualty Group’s growth in direct written premium, or “DWP,” and (2) statutory combined ratio. We performed favorably against our premium goals; direct written premium increased 8.4% in 2012, exceeding our target of 5.3%. This increase resulted from a 3.9% increase in policies in force and a 4.3% increase in the year-over-year average premium per policy. After experiencing a year of significant weather-related catastrophes throughout our footprint in 2011, our statutory combined ratio for 2012 has improved to 103.8% from 108% in 2011, though we are still above the 2012 target, set at 101%. Because our incentive plan measures are linked to results, the level of achievement under our company performance goals increased from 61% of target in 2011 to 100% of target in 2012. Our DWP results led to a payout of 200% of target for this goal, and our statutory combined ratio performance resulted in a payout of 0%, resulting in a composite company performance of 100%.

We expect our performance relative to our peer group for the 2010-2012 LTIP performance period to be better when compared to the 2009-2011 performance period. Our direct written premium growth and return on invested assets continue to outperform our peers, and our combined ratio was slightly higher than the peer group for the 2010-2012 LTIP performance period. As a result, we expect the payments to our NEOs under our LTIP to be higher than the prior year.

Additional information regarding our financial results for the year ended December 31, 2012, is provided in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K filed with the SEC on February 26, 2013.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or “Dodd-Frank Act,” gives our voting shareholders the right to approve, on a non-binding advisory basis, the compensation paid to our NEOs as disclosed in our information statement. We conducted our first non-binding advisory vote on the compensation of our NEOs on April 19, 2011. Our voting shareholders unanimously approved the compensation of the Company’s NEOs. Based on these favorable results, we determined that it was not necessary to implement changes to our compensation programs.

The Dodd-Frank Act also allows our voting shareholders to select, on a non-binding advisory basis, how often they would like the opportunity to vote on the compensation of our NEOs. We conducted our first non-binding advisory vote on April 19, 2011, and 99% of our voting shareholders selected “every three years” as the preferred frequency. After considering the preference of the majority of our voting shareholders, our board of directors determined that the Company will hold a non-binding advisory vote on the compensation of its NEOs every three years. The next advisory vote will be held at the Company’s 2014 annual meeting.

Risk Management

We have a formal enterprise risk management program that falls under the leadership of our CFO. The purpose of this program is to promote risk-intelligent decision making and, in turn, increase the likelihood of achieving our operational objectives. Our board of directors receives regular reports advising them of potential organizational risks and supporting mitigating policies.

The compensation committee evaluates the risks associated with the annual and long-term incentive compensation programs for our executive and senior leader team annually to ensure that they do not promote behavior that would negatively impact the value of the Company or the Exchange. The committee ensures that performance measures used in these programs align with our overall business strategy. Other tools used to manage executive compensation risk include:

•

Stock Ownership Guidelines. We believe that requiring executives to hold shares of our stock for an extended period of time discourages them from taking risks for short-term or immediate gain. See Stock Ownership and Retention Guidelines.

•

Recoupment of Bonuses. Our policy on recoupment of officer bonuses allows us to recoup, or “clawback,” bonuses paid under our AIP and LTIP as described herein. See Policy on Recoupment of Officer Bonuses.

•	Committee Discretion. Our compensation committee has the discretion to reduce awards to any individual participant in the incentive plans.

•

Peer Group Comparison. The committee balances compensation risk by comparing our property and casualty insurance results to a peer group of companies in our LTIP. The committee closely monitors our results against those of our peers during each three-year performance period to determine whether we are performing dramatically above or below the industry, which may be an indicator of inappropriate risk-taking by management.

•	AIP Funding Qualifier. Overall company financial results are considered before making payments to individuals.

We utilize annual variable pay programs for all other members of our management team and certain non-management employees in the company. Approximately 1,000 of our 4,400 full-time employees participate in one of these programs. The company performance goals used in these programs are aligned with those used in the AIP for our executive and senior leaders. We believe this promotes alignment of efforts across the organization while minimizing conflict among management team members as they lead the organization to achieve operational goals each year. While the compensation committee does not directly oversee the variable pay programs, changes to compensation programs for all employees are communicated to the committee as they occur.

Executive Compensation Philosophy and Elements

The goal of our executive compensation program is to attract, motivate, retain and reward executives in a fiscally responsible manner that balances the interests of our shareholders with the policyholders of the Exchange. To achieve this objective, we design executive compensation programs that encourage our executives to strive for performance that is better than the industry average. We provide a mix of fixed and variable compensation that is intended to motivate our executives to execute on short- and long-term objectives that build sustainable long-term value. We achieve these objectives by providing the following elements of executive compensation:

•

A base salary that represents a fixed level of cash compensation for the competencies and performance they demonstrate in their roles. Base salaries are linked to other compensation elements, including short-and long-term incentive plans;

•

A performance-based annual incentive program that provides each executive an opportunity to earn a cash award based on the achievement of pre-determined goals or other performance objectives during the course of a one-year period;

•

A long-term incentive program that provides an opportunity for each executive to earn an award based on the achievement of performance objectives, as measured against a pre-defined peer group, that create long-term value for our shareholders; and

•

Benefits that include an unfunded, non-qualified supplemental retirement plan, or “SERP,” that enables eligible participants to earn benefits in excess of those that can be earned under our tax-qualified defined benefit pension plan, or “pension plan,” and an unfunded, non-qualified deferred compensation arrangement, or “deferred compensation plan,” that enables eligible participants to defer receipt of a portion of their compensation until a later date.

Our variable pay compensation is tied to (1) each executive’s individual performance and (2) the performance of the Company and the Exchange, thereby supporting our performance-based compensation philosophy. Because our executives have a greater ability to influence our financial performance through their decisions, the percentage of an executive’s total direct compensation (i.e., base salary, annual and long-term incentive plans) comprised of variable pay increases with their level of individual responsibility.

Setting Executive Compensation

Our compensation committee establishes the compensation philosophy and policies for our executive officers, including our CEO and executive vice presidents. The committee is responsible for establishing principles that guide the design of compensation programs for all executives. In doing so, it reviews the performance results of each executive and establishes individual compensation levels. The committee considers the nature and extent of each executive’s skills, scope of responsibilities, performance and effectiveness in supporting our long-term goals. When setting executive compensation for 2012, the committee engaged an outside consultant, Aon Hewitt.

In preparing the 2012 benchmark and survey data for our compensation committee’s consideration, Aon Hewitt used the following best practice methodologies:

•	Competitive compensation levels for our executives were determined by matching each position to survey benchmark positions found in the market.

•

Compensation data was obtained from various published insurance industry and general industry sources from third party consulting firms, including William M. Mercer and Aon Hewitt. Our existing compensation levels were analyzed and compared at the 50th percentile for similar positions.

•

Compensation data was obtained for a peer group of property and casualty companies. These insurance companies we consider to be our competitors for policyholders, and in some cases employees, and similar to us in terms of lines of business, net premiums written and/or asset size. The peer group used in our 2012 base salary analysis consisted of: American Family Insurance Group, Auto Club Group, Cincinnati Insurance Companies, COUNTRY Financial, Farmers Insurance Group, The Hanover Insurance Group Property and Casualty Companies, Harleysville Insurance, Mercury General Group, Selective Insurance Group, Sentry Insurance Group, State Auto Insurance Companies, State Farm Group, USAA Group, and Westfield Group.

In 2012, we paid Aon Hewitt of $47,857 and $4,995 for consulting services and for compensation survey participation, respectively. Although Aon Hewitt did not perform any additional services for our organization in 2012, we used Aon Risk Insurance Services, Inc. as the broker for our Company’s management liability insurance program and paid them $125,000 for these services. In addition, we paid McLagan Partners, Inc., a company related to Aon Hewitt, $8,000 for compensation survey participation. The committee has reviewed these services and determined they do not impair the independence of Aon Hewitt.

Named Executive Officers (NEOs)

In accordance with SEC regulations, the NEOs for 2012, as presented in our Summary Compensation Table, include the following:

Principal executive officer	Terrence W. Cavanaugh, President and Chief Executive Officer
Principal financial officer	Marcia A. Dall, Executive Vice President and Chief Financial Officer
Next three most highly compensated officers	George D. Dufala, Executive Vice President, Services
John F. Kearns, Executive Vice President, Sales and Marketing
James J. Tanous, Executive Vice President, Secretary and General Counsel

Principal Components of Executive Compensation

Base Salary

The Committee set the 2012 base salaries of the NEOs effective March 1, 2012. The adjustments were based on performance, change in responsibility and/or market comparables. Base salary for Mr. Cavanaugh was set at $935,000, an increase of $100,000, to better align his pay with that of other CEOs. Taking into account this increase, Mr. Cavanaugh’s base salary is still below the 50th percentile of our peer group. Ms. Dall’s base salary was set at $440,000, an increase of $15,000. Mr. Dufala’s base salary was set at $370,000, an increase of $35,000. Base salary for Mr. Kearns was set at $350,000, an increase of $15,000. Base salary for Mr. Tanous remained at $422,000.

In August of 2012 the committee adjusted the base salaries for Mr. Dufala and Mr. Kearns to $410,000 to align with market comparables and for internal equity reasons.

Annual Incentive Plan (AIP)

Our 2012 AIP payouts for our NEOs were based on the attainment of company and individual performance goals established at the beginning of 2012. Our compensation committee believes that this is an appropriate balance of corporate and individual performance goals which results in increased differentiation of rewards and improved line of sight among participants. With respect to the 2012 AIP and our NEOs, 80% of the award was based on company performance goals and 20% was tied to individual performance goals.

2012 AIP Performance Measures and Weighting

	Company Performance Measures
	% Increase in Direct Written Premiums	Statutory Combined Ratio	Individual Performance Measure Weighting
Terrence W. Cavanaugh	40%	40%	20%
Marcia A. Dall	40%	40%	20%
George D. Dufala	40%	40%	20%
John F. Kearns	40%	40%	20%
James J. Tanous	40%	40%	20%

Once the target percentages were determined, our compensation committee, with support from our board of directors, established appropriate AIP performance measures expected to drive strong organizational performance. Our board of directors and management reviewed our historical performance, operating goals and industry estimates to identify those areas where incentives would have the greatest impact on helping us achieve our strategic objectives in the following year.

The compensation committee then set a minimum, or ‘threshold,’ a target and a maximum for each performance measure. The maximum was intended to incent a participant’s performance to achieve a maximum performance payout. Results between the threshold and target provided a partial payout when a portion of the goal was achieved. The target goals for the growth and profitability measures were set at a level equal to or better than projected average industry performance.

The company performance goals for the NEOs are noted in the table below.

2012 Company Performance Goals

	Actual Result	Threshold	Target	Maximum
% increase in Direct Written Premium(1)	8.4%	4.0%	5.3%	7.5%
Statutory Combined Ratio(2)	103.8%	103%	101%	98%

(1)	The year-over-year percentage increase in the Property and Casualty Group’s direct written premium.

(2)	The statutory combined ratio of the Property and Casualty Group measures the underwriting profitability of our property and casualty insurance business without consideration of investment earnings or federal income taxes.

The committee believes these company performance goals promote growth while maintaining a strong underwriting discipline (through the statutory combined ratio).

Each NEO is assigned individual goals that account for 20% of their AIP award. Each NEO has goals related to their scope of responsibility that are aligned with our overall strategic priorities. These goals may be qualitative or quantitative in nature. We believe disclosure of these goals would cause competitive harm, but our compensation committee believes the achievement of these individual goals would have required substantial and sustained performance by the NEOs. Mr. Cavanaugh’s role as CEO encompasses broad responsibilities. In selecting his individual goal, he and the committee selected the most challenging aspect of these responsibilities, recognizing its critical nature. Progress was made on this objective in 2012, but challenges remain. As such, Mr. Cavanaugh was assessed below target for his individual performance goal.

2012 AIP Target and Actual Awards

The 2012 target and actual percentages for AIP awards earned are noted in the table below. AIP bonuses were paid on March 6, 2013.

	AIP Target as a % of Base Salary	Actual 2012 AIP as a % of Base Salary(1)	Actual 2012 AIP Payout ($)	Achievement Relative to Threshold, Target or Maximum
Terrence W. Cavanaugh	90%	86%	$799,425	Below Target
Marcia A. Dall	60%	60%	$264,000	At Target
George D. Dufala	60%	69%	$295,200	Above Target
John F. Kearns	60%	66%	$270,600	Above Target
James J. Tanous	60%	60%	$253,200	At Target

(1)	Includes consideration of all components of AIP (i.e., DWP, statutory combined ratio and individual performance goals).

We continued to use a funding qualifier for the 2012 AIP. The compensation committee determined that it would be appropriate to first consider our overall financial results before making payments to individuals based on achievement of the specific performance goals set forth above. The funding qualifier is based on our net operating income (i.e., net income excluding realized gains or losses and impairments on investments and related taxes). Use of our net operating income helps to balance the interests of shareholders with those of our policyholders. In order for a payout to occur under the 2012 AIP, net operating income had to exceed $108.75 million, calculated as 75% of our 2012 forecasted net operating income. For 2012, our net operating income totaled $157 million, thereby exceeding the qualifier and funding the 2012 AIP.

Long-Term Incentive Plan (LTIP)

The purpose of our LTIP is to enhance our growth and profitability, and that of the Exchange, by providing longer term rewards to executives who are capable of having a significant impact on our performance. We accomplish this by providing eligible executives with incentives based on attainment of certain performance goals over three-year performance periods; performance is measured and compared to an industry peer group selected by the compensation committee.

For the 2012–2014 performance period under our LTIP, the peer group is comprised of the following companies: Allstate Insurance Group, American Family Insurance Group, Auto Owners Insurance Group, Cincinnati Insurance Companies, COUNTRY Financial, Farmers Insurance Group, Government Employees Insurance Group (GEICO), Grange Mutual Casualty Pool, Liberty Mutual Insurance Companies, Nationwide Group, State Auto Insurance Companies, State Farm Group, Travelers Group and USAA Group. The compensation committee believes this peer group is representative of our competition as it comprises a large share of the industry’s property and casualty insurance premiums and is consistent with the prior year’s LTIP peer group selection.

The tables below outline LTIP targets as a percentage of base salary, the criteria selected to ensure long-term sustainability and competitive positioning, as well as the weighting of the LTIP performance measures established by the compensation committee for the 2012-2014 performance period.

2012-2014 LTIP Targets

LTIP Target as a % of Base Salary
Terrence W. Cavanaugh	125%
Marcia A. Dall	75%
George D. Dufala	75%
John F. Kearns	75%
James J. Tanous	75%

The target number of shares for each participant was calculated by multiplying the target equity incentive plan award by $76.50, the average share price for the 20 business days prior to March 27, 2012, the date our compensation committee formally approved the LTIP performance goals for the 2012-2014 performance period.

2012–2014 LTIP Performance Measures and Weighting

	% Increase in Direct Written Premiums	Statutory Combined Ratio	Return on Invested Assets
Terrence W. Cavanaugh	40%	40%	20%
Marcia A. Dall	40%	40%	20%
George D. Dufala	40%	40%	20%
John F. Kearns	40%	40%	20%
James J. Tanous	40%	40%	20%

Given the nature of our business, underwriting profitability and return on investments are important to long-term financial strength. The Property and Casualty Group’s direct written premium growth is also important to our financial results as it is the primary driver of the management fee revenue we earn from the Exchange.

The 2010-2012 performance period is closed. Distributions will be made in cash later in 2013 since computations require peer group data that is not yet available. To date, for this performance period, we have information on eleven of the twelve measurement quarters and expect the payout to be approximately 166% of target. Beginning with the 2011-2013 performance period, LTIP awards will be paid in shares of our Class A common stock.

Target Compensation

Our compensation committee approved a change in the mode of payment under the LTIP. Beginning with the 2011-2013 performance period, awards will be paid in shares of our Class A common stock. The committee believes that awards made in the form of stock will more closely link the executives’ wealth accumulation to shareholder wealth creation than awards made in cash. As a result of this change in mode of payment from cash to stock, SEC regulations require that two performance periods be reported for our NEOs in the 2011 and 2012 Summary Compensation Table.

The following table summarizes only the targeted annual compensation granted to participants for 2011 and 2012 compared to the amounts reported in the Summary Compensation Table. The difference reflects the payouts from the 2009-2011 and 2010-2012 LTIP performance periods, which were earned in 2011 and 2012, respectively, but awarded as part of each executive’s 2009 and 2010 compensation packages. This table is not intended to replace information required by the SEC and disclosed in the Summary Compensation Table herein.

Name and Principal Position	Year	Salary ($)	Target AIP Bonus ($)	Target LTIP ($)	Target Total Direct Compen- sation ($)	Compensation as Reported in the Summary Compensation Table ($)
Terrence W. Cavanaugh President and Chief Executive Officer	2012 2011	915,769 815,769	841,500 668,000	1,168,750 793,295	2,926,019 2,277,064	4,515,863 3,298,036
Marcia A. Dall Executive Vice President and Chief Financial Officer	2012 2011	437,115 422,115	264,000 255,000	330,000 318,790	1,031,115 995,905	1,672,403 1,489,731
George D. Dufala Executive Vice President, Services	2012	378,038	246,000	277,500	901,538	1,613,316
John F. Kearns Executive Vice President, Sales and Marketing	2012	369,269	246,000	262,500	877,769	1,428,601
James J. Tanous Executive Vice President, Secretary and General Counsel	2012 2011	422,000 419,692	253,200 253,200	316,500 316,547	991,700 989,439	1,725,849 1,572,697

Total target direct compensation (the sum of base annual salary, target level annual incentive compensation and target level long-term incentive compensation) represents the sum of compensation the committee awards to the NEOs each year.

Policy on Recoupment of Officer Bonuses

The committee developed and our board of directors approved a “clawback” policy for our AIP and LTIP performance-based incentive compensation, effective July 1, 2009. To the extent permitted by law, our policy requires the reimbursement of all or a portion of any performance-based annual or long-term bonus paid to any officer after June 30, 2009 where (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, and (b) a lower payment would have been made to the officer based upon the restated financial results. In each such instance the Company will, to the extent practicable, seek to recover the amount by which the officer’s bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results. We will not seek to recover bonuses paid more than two years prior to the date on which our board of directors was made aware of the need to restate our financial statements. We will continue to monitor regulatory requirements and adjust our policy as necessary.

The policy also states that, to the extent permitted by law, officers are required to reimburse us for any performance-based annual or long-term bonus we paid to such officer after June 30, 2009 where the officer’s employment with us has been terminated for cause either prior to the payment of the bonus or within six months thereafter.

Stock Ownership and Retention Guidelines

During 2011, the Company established stock ownership guidelines for its executive and senior officers. The guidelines were designed to create greater alignment with shareholder interest through ownership of Company stock and to achieve a stronger correlation to market-prevalent stock ownership practices of public companies. Under these guidelines, our executive and senior officers are expected, over time, to acquire and hold Erie Indemnity Company stock equal to a specific multiple of base salary. Owned shares, shares held in our 401(k) savings plan and shares issued under the LTIP apply toward satisfying the guidelines.

Stock ownership guidelines are as follows:

Chief Executive Officer	5x base salary
Executive Vice President	3x base salary
Senior Vice President	2x base salary

The following table shows the share ownership of our NEOs at the end of 2012:

	Target Ownership Level	Target Number of Shares (#)(1)	Number of Shares Owned (#)
Terrence W. Cavanaugh	5x base salary	67,538	44,782
Marcia A. Dall	3x base salary	19,070	2,625
George D. Dufala	3x base salary	17,769	8,571
John F. Kearns	3x base salary	17,769	7,758
James J. Tanous	3x base salary	18,290	11,581

(1)	Based on a per share price of $69.22 which was the closing price of our stock on December 31, 2012, and the respective salaries of our NEOs as of that date.

The guidelines also include a requirement that officers hold 50 percent of their LTIP stock payments, net of taxes, until the stock ownership guidelines are met. As noted above, awards under the LTIP will be paid in stock beginning with the 2011–2013 performance period.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue of 1986, or the “Code,” places a limit of $1.0 million on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers, subject to an exception for performance-based compensation that meets certain requirements. Our AIP and LTIP awards are performance-based and have been approved by our shareholders. As such, payments made under these plans are not included in the $1.0 million limit on deductible compensation. All of our compensation and individual incentive awards are subject to federal income, FICA and other tax withholdings as required by applicable law.

All compensation paid in 2012 to our NEOs is deductible under Section 162(m) of the Code. While our compensation committee strives to provide compensation opportunities to our executives in as tax-efficient a manner as possible, it recognizes that from time to time it may be in the best interest of our shareholders to provide non-tax deductible compensation.

Additional Benefits

We believe retirement benefits are an important part of a competitive reward opportunity that enables us to attract and retain top-tier leadership talent. Accordingly, we have maintained our pension plan since 1946, which has been available to all of our salaried employees since that time. We also provide a SERP to our NEOs in response to the Code, which limits the maximum annual pension award that can be paid to any eligible employee. As illustrated in the Pension Benefits table, an older NEO can produce a significantly higher present value compared to a younger, more highly paid NEO. This result occurs primarily because the nearer an NEO is to normal retirement age, the shorter the discount period used in calculating the present value of the benefits. See Executive Compensation — Pension Plan.

We maintain a deferred compensation plan in which executives are eligible to participate. This plan is an unfunded, non-qualified, deferred compensation arrangement created for a select group of management and highly compensated employees. Mr. Cavanaugh was the only NEO who participated in this plan in 2012. See Executive Compensation — Nonqualified Deferred Compensation.

Our executives also participate in the broad-based benefit plans offered generally to all of our full-time employees (e.g., 401(k) plan, health insurance and other employee benefits). Executive participation in these benefit plans is on the same terms as all of our other employees. In addition, we offer our executives a limited number of perquisites including airline and business club memberships, officer physicals, accident benefits, and spousal travel. We also provide tax gross ups for spousal travel and other minor perquisites.

Agreements with Executive Officers

We had a retention agreement with Mr. Tanous that provided for employment with us through January 31, 2013. The agreement allowed for an orderly transition of responsibilities. For terms of this retention agreement, see Executive Compensation — Agreements with Executive Officers. For termination scenarios for all of our NEOs, see Executive Compensation — Potential Termination or Change in Control Payments.

EXECUTIVE COMPENSATION

The following table sets forth the compensation during 2012, 2011 and 2010 for our NEOs. Compensation disclosed herein is for services rendered in all capacities to us, EFL, the Exchange and their subsidiaries and affiliates. Compensation is allocated among us, the Exchange, EFL and their subsidiaries and affiliates according to an estimated proportion of the executives’ time dedicated to the affairs of the various entities. Our share of total compensation expense for the NEOs in 2012, 2011 and 2010 was 59.8%, 56.2% and 55.6%, respectively. Amounts indicated are pre-individual income taxes.

SEC regulations require different treatment for cash-based awards and stock-based awards disclosed in the Summary Compensation Table. Cash-based awards are reported when they have been earned. Stock-based awards are reported at their target value when they are granted. Through the 2010-2012 performance period, awards earned under our LTIP will be paid in cash. Beginning with the 2011-2013 performance period, LTIP awards earned will be paid in shares of our Class A common stock.

As a result of this change in mode of payment, information for two performance periods under the LTIP appears in the Summary Compensation Table for 2011and 2012; however, none of the NEOs actually received two payouts during 2011or 2012. LTIP awards for the 2009-2011and 2010-2012 performance periods were earned and paid in cash and are included in the “Non-Equity Incentive Plan Compensation” column for 2011 and 2012. Also included in that column are the NEOs’ AIP awards. The LTIP awards granted in 2011 for the 2011-2013 performance period, and in 2012 for the 2012-2014 performance period, both of which will be paid in stock when they are earned on December 31, 2013 and December 31, 2014, respectively, are included in the “Stock Awards” column at target for 2011and 2012, respectively. Awards for the 2011-2013 and 2012-2014 performance periods will not be earned until December 31, 2013 and December 31, 2014, respectively, and the resulting payment of shares, if any, will not occur until after those dates.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Terrence W. Cavanaugh	2012	915,769	0	1,168,767	0	1,964,874	386,102	80,351	4,515,863
President and Chief Executive Officer	2011	815,769	0	793,295	0	1,382,104	239,638	67,230	3,298,036
	2010	728,269	0	0	0	863,610	139,648	101,770	1,833,297
Marcia A. Dall	2012	437,115	0	330,021	0	777,248	109,454	18,565	1,672,403
Executive Vice President and	2011	422,115	0	318,790	0	669,448	59,602	19,776	1,489,731
Chief Financial Officer	2010	408,077	0	0	0	385,393	53,257	36,258	882,985
George D. Dufala	2012	378,038	0	277,542	0	654,878	284,720	18,138	1,613,316
Executive Vice President, Services
John F. Kearns	2012	369,269	0	262,548	0	629,035	145,798	21,951	1,428,601
Executive Vice President,
Sales and Marketing
James J. Tanous	2012	422,000	0	316,557	0	766,448	199,062	21,782	1,725,849
Executive Vice President,	2011	419,692	0	316,547	0	657,820	161,762	16,876	1,572,697
Secretary and General Counsel(1)	2010	403,269	18,500	0	0	353,413	110,581	15,782	901,545

(1)	Mr. Tanous was paid a discretionary bonus in 2011 related to his assistance in executing our organizational restructure and capital options in 2010.

(2)	As further described in Compensation Discussion and Analysis—Target Compensation, awards for the 2010-2012 LTIP performance period are payable in cash. Accordingly, the Summary Compensation Table does not include amounts related to the LTIP for 2010. However, 2011 and 2012 include two LTIP performance periods. In accordance with SEC rules, the cash award earned under the 2009-2011 and 2010-2012 performance periods have been included in the “Non-Equity Incentive Plan Compensation” column for 2011 and 2012, respectively. The stock-based awards granted for the 2011-2013 and 2012-2014 performance periods are shown in the “Stock Awards” column for 2011 and 2012, respectively.

(3)	The 2012 “Non-Equity Incentive Plan Compensation” column includes the projected payouts for the 2012 AIP and the 2010-2012 LTIP performance period. The 2011 “Non-Equity Incentive Plan Compensation” column includes the projected payouts for the 2011 AIP and the 2009-2011 performance period under the LTIP. See Non-Equity Incentive Plan Compensation and Grants of Plan-Based Awards.

Stock Awards: Long-Term Incentive Plan

Our LTIP, administered by our compensation committee, was amended and restated effective January 1, 2009. The restatement of the LTIP added a new form of award that provides for payment in cash and/or stock, and expands the list of performance measures that can be used to establish performance goals. Awards for the 2012-2014 and 2011-2013 performance periods are payable in shares of our Class A common stock and amounts shown in the Summary Compensation Table for 2012 and 2011 reflect the grant date fair value of these awards as further described below. Amounts for the 2012-2014 performance period will not be earned until December 31, 2014 and may be more or less than the value shown based upon the level of achievement of performance goals. Likewise, amounts for the 2011-2013 performance period will not be earned until December 31, 2013 and may be more or less than the value shown based on performance.

For 2012, the grant date fair value of the award was calculated by multiplying the target equity incentive plan award by $76.50, the average share price for the twenty business days prior to March 27, 2012, the date our compensation committee formally approved the LTIP performance goals for the 2012-2014 performance period. For 2011, the grant date fair value of the award was calculated by multiplying the target equity incentive plan award by $70.11, the average share price for the twenty business days prior to March 28, 2011, the date our compensation committee formally approved the LTIP performance goals for the 2011-2013 performance period.

Non-Equity Incentive Plan Compensation

The “Non-Equity Incentive Plan Compensation” column for 2012 includes the projected payouts for the 2012 AIP and the 2010-2012 performance period under the LTIP. The 2010-2012 performance period is closed and participants earned those awards on December 31, 2012. However, distribution of the awards will not occur until later in 2013 because computations require peer group data for the year ended December 31, 2012, which is not yet available. For the 2010-2012 performance period, we have information on eleven of the twelve measurement quarters. We estimate the payout to be approximately 166% of target and have disclosed it as such in the Summary Compensation Table.

The column for 2011 includes payouts for the 2011 AIP and the 2009-2011 performance period under the LTIP. The 2009-2011 period is closed and participants earned those awards on December 21, 2011. Distribution occurred in June 2012. The amount reported in the “Non-Equity Incentive Plan Compensation” column for 2010 includes the AIP award for that year.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

The Summary Compensation Table includes the net change in the present value of accrued benefits from December 31, 2011 to December 31, 2012 under our pension plan, a tax-qualified defined benefit pension plan, and our SERP, a non-qualified defined benefit arrangement. The present value information presented utilizes assumptions consistent with those used for fiscal year 2012 disclosure under FASB Accounting Standards Codification 715, “Compensation — Retirement Plans.” Discount rates used for December 31, 2010, 2011 and 2012 were 5.69%, 4.99%, and 4.19% respectively (5.19% post-retirement discount rate for our SERP for 2010, 4.49% for 2011, and 3.69% for 2012).

There are no above-market or preferential non-qualified deferred compensation earnings to disclose in this column. See Nonqualified Deferred Compensation for a description of the investment funds and earnings.

All Other Compensation

The following table provides details of the amounts presented in the “All Other Compensation” column.

Supplemental Table for All Other Compensation

			Supple
			mental	Tax	Member-
		401(k)	401(k)	Gross-	ship	Spousal
		Match	Match	Ups	Dues	Travel	Other
Name	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	Total ($)
Terrence W. Cavanaugh	2012	10,000	26,631	8,974	1,109	8,150	25,487	80,351
	2011	9,800	22,831	8,221	727	11,939	13,712	67,230
	2010	9,800	19,331	22,363	25,959	2,324	21,993	101,770
Marcia A. Dall	2012	10,000	0	2,628	1,089	3,816	1,032	18,565
	2011	9,800	0	1,557	840	2,261	5,318	19,776
	2010	9,800	0	10,630	12,488	2,324	1,016	36,258
George D. Dufala	2012	10,000	0	2,493	1,733	3,620	292	18,138
John F. Kearns	2012	10,000	0	4,217	700	6,124	910	21,951
James J. Tanous	2012	10,000	0	0	1,513	0	10,269	21,782
	2011	9,800	0	0	1,135	0	5,941	16,876
	2010	9,800	0	0	2,480	0	3,502	15,782

(1)	We have a tax-qualified 401(k) savings plan for our employees. See also Part II, Item 8, “Financial Statements and Supplementary Data – Note 16, Postretirement Benefits, of Notes to Consolidated Financial Statements” in our annual report on Form 10-K filed with the SEC on February 26, 2013.

(2)	Included in the “Supplemental 401(k) Match” column are our contributions that cannot be credited to the tax-qualified 401(k) savings plan because of compensation and contribution limits imposed by the Code. See Nonqualified Deferred Compensation for additional discussion.

(3)	We pay taxes on behalf of our executives for spousal travel and other minor perquisites.

(4)	We provide professional association and professional dining club membership dues to certain executives. Country club dues were provided in 2010, but were discontinued effective January 1, 2011.

(5)	We pay registration fees and normal travel expenses for an executive’s spouse when they accompany the executive to certain business functions.

(6)	The “Other” column includes executive physicals, education bonuses, the taxable value of group term life insurance, and other miscellaneous payments. Additionally, this includes $23,856 related to the personal use of the company aircraft by Mr. Cavanaugh in 2012. Amounts shown for 2011 and 2010 include $9,888 and $19,200, respectively, of dividends paid to Mr. Cavanaugh on restricted stock units prior to his final award on July 29, 2011.

Grants of Plan-Based Awards

The following table summarizes awards that were eligible to be earned during 2012 under our AIP and LTIP plans.

Grants of Plan-Based Awards Table for 2012

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Plan	Grant Date	Performance Period	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Terrence W. Cavanaugh	AIP	3/27/12	2012	0	841,500	1,683,000	n/a	n/a	n/a	n/a
	LTIP	3/27/12	2012-2014	n/a	n/a	n/a	0	15,278	38,195	1,168,767
Marcia A. Dall	AIP	3/27/12	2012	0	264,000	528,000	n/a	n/a	n/a	n/a
	LTIP	3/27/12	2012-2014	n/a	n/a	n/a	0	4,314	10,785	330,021
George D. Dufala	AIP	3/27/12	2012	0	246,000	492,000	n/a	n/a	n/a	n/a
	LTIP	3/27/12	2012-2014	n/a	n/a	n/a	0	3,628	9,070	277,542
John F. Kearns	AIP	3/27/12	2012	0	246,000	492,000	n/a	n/a	n/a	n/a
	LTIP	3/27/12	2012-2014	n/a	n/a	n/a	0	3,432	8,580	262,548
James J. Tanous	AIP	3/27/12	2012	0	253,200	506,400	n/a	n/a	n/a	n/a
	LTIP	3/27/12	2012-2014	n/a	n/a	n/a	0	4,138	10,345	316,557

(1)	The maximum AIP payout is 200% of the target award. See Compensation Discussion and Analysis — Annual Incentive Plan and Part II, Item 8, “Financial Statements and Supplementary Data – Note 17, Incentive Plans and Deferred Compensation, of Notes to Consolidated Financial Statements” in our annual report on Form 10-K filed with the SEC on February 26, 2013. The minimum funding qualifier for the 2012 AIP award was satisfied. AIP results were certified and approved by our compensation committee on February 20, 2013, and the award was paid on March 6, 2013.

(2)	Under the LTIP, our compensation committee grants performance shares and/or performance units to participants. Performance shares represent the right to receive shares of common stock, and performance units represent the right to receive a cash payment. For the 2012-2014 performance period, awards will be paid in shares of our Class A common stock. The maximum payout under this plan is 250% of the target award. Awards, if any, for the 2012-2014 performance period will vest at December 31, 2014.

(3)	The grant date fair value of the award was calculated by multiplying the target equity incentive plan award by $76.50, the average share price for the 20 business days prior to March 27, 2012, the date our compensation committee formally approved the LTIP performance goals for the 2012-2014 performance period.

An executive’s target award is established by our compensation committee. The target number of performance shares for each executive is based on a competitive total direct compensation target opportunity and an agreed-upon target pay mix. When our compensation committee approves target awards, it also approves the performance measures, performance goals and the calibration of shares and/or cash awarded at performance levels above and below the target performance goals. Our compensation committee has the discretion to reduce awards to any individual participant in the incentive plans, and we have a policy for recoupment of officer bonuses. See Compensation Discussion and Analysis.

Under our LTIP, the actual shares paid to an executive at the end of a performance period may be more or less than the executive’s target. However, the number of shares paid to an executive may not exceed 250,000 shares at the end of a performance period. See also Part II, Item 8, “Financial Statements and Supplementary Data – Note 17, Incentive Plans and Deferred Compensation, of Notes to Consolidated Financial Statements” in our annual report on Form 10-K filed with the SEC on February 26, 2013.

Outstanding Equity Awards

The following table details outstanding equity awards under our LTIP at December 31, 2012.

Outstanding Equity Awards at December 31, 2012

			Stock Awards
				Equity Incentive
			Equity Incentive	Plan Awards:
			Plan Awards:	Market or
			Number of	Payout Value of
			Unearned Shares,	Unearned Shares,
			Units or Other	Units or Other
			Rights That Have	Rights That Have
			Not Vested	Not Vested
Name			(#)	($)
Terrence W. Cavanaugh	2012-2014	(1)	38,195	2,643,858
	2011-2013	(2)	28,288	1,958,095
Marcia A. Dall	2012-2014	(1)	10,785	746,538
	2011-2013	(2)	11,368	786,893
George D. Dufala	2012-2014	(1)	9,070	627,825
	2011-2013	(2)	8,960	620,211
John F. Kearns	2012-2014	(1)	8,580	593,908
	2011-2013	(2)	8,960	620,211
James J. Tanous	2012-2014	(1)	10,345	716,081
	2011-2013	(2)	11,288	781,355

(1)	For the 2012-2014 performance period, we have information on three of the twelve measurement quarters and estimate the payout to be approximately 154% of target. Because the expected payout is above target, it is disclosed in the table above at the maximum amount of 250% of the target award. Awards, if any, for the 2012-2014 performance period will vest at December 31, 2014.

(2)	For the 2011-2013 performance period, we have information on seven of the twelve measurement quarters and estimate the payout to be approximately 157% of target. Because the expected payout is above target, it is disclosed in the table above at the maximum amount of 250% of the target award. Awards, if any, for the 2011-2013 performance period will vest at December 31, 2013.

All shares in the above table were valued using the closing share price of $69.22 on December 31, 2012.

Pension Plan

The Pension Benefits table below includes the present value of accrued benefits under our defined benefit pension plan and our SERP as of December 31, 2012. Executives must complete five full years of service to be fully vested in our pension plan. Messrs. Dufala, Kearns and Tanous are 100% vested in that plan. Executives earn a vested interest in our SERP at the rate of 20% per full year of supplemental plan service but they must also be fully vested in our pension plan to be vested in the SERP. As a result, Messrs. Dufala, Kearns and Tanous are 100% vested in our SERP. Under the terms of his employment agreement, Mr. Cavanaugh is also 100% vested in our SERP. Since Ms. Dall has not completed five full years of service, she is not yet vested in our pension plan or SERP.

The present value information presented in the Pension Benefits table utilizes assumptions consistent with those used for fiscal year 2012 disclosure under FASB Accounting Standards Codification 715, “Compensation — Retirement Plans,” including a 4.19% discount rate as of December 31, 2012 (3.69% post-retirement discount rate for our SERP) and assumes a retirement age of 65 and no pre-retirement decrements for our pension plan and our SERP.

Pension Benefits at December 31, 2012

		Number
		of Years	Present Value of
		Credited	Accumulated	Payments During
Name	Plan Name	Service	Benefit ($)	Last Fiscal Year ($)
Terrence W. Cavanaugh(1)	Pension	5	161,297	0
	SERP	5	812,241	0
Marcia A. Dall	Pension	4	87,044	0
	SERP	4	167,481	0
George D. Dufala	Pension	20	305,159	0
	SERP	20	450,087	0
John F. Kearns	Pension	6	152,860	0
	SERP	6	213,030	0
James J. Tanous	Pension	6	251,378	0
	SERP	6	442,570	0

(1)	Mr. Cavanaugh’s employment agreement provides for 100% vesting of his SERP benefit as of the day before the termination of his employment with us, regardless of his number of years of service. When such benefit is calculated, it will assume that Mr. Cavanaugh is 100% vested in the basic pension plan regardless of actual vesting.

Normal retirement age under both our pension plan and our SERP is age 65 because that is the earliest time that an executive could retire and commence benefit payments under the plans without any benefit reduction due to age.

Under our pension plan, the executive’s final average earnings are the average of the executive’s highest 36 consecutive months of compensation during his or her final 120 months of employment. Under our SERP, the executive’s final average earnings are the average of the executive’s highest 24 consecutive months of compensation during his or her final 120 months of employment. For this purpose, compensation includes base salary and a lump sum paid in lieu of a merit increase but excludes bonuses, deferred compensation plan payments and severance pay under any severance benefit plan. An executive’s compensation that exceeds annual limits imposed by the Code is excluded in computing benefits derived under our pension plan but included in computing benefits due under our SERP.

Each executive’s “credited service” is generally defined as the executive’s years of employment with us as a covered employee, up to a maximum of 30 years. For purposes of determining the number of years of credited service that will be used to calculate the amount of the executive’s benefit, the executive, as well as all other employees, earns a full year of credited service for a partial year of employment as a covered employee.

Supplemental plan service in our SERP means employment with us as both a covered employee and SERP participant.

Our pension plan’s benefit formula at normal retirement age is 1.0% of the executive’s final average earnings up to the social security-covered compensation level (an amount published each year by the Social Security Administration) plus 1.5% of the final average earnings in excess of the social security-covered compensation level with the resulting sum multiplied by the executive’s years of credited service, up to a maximum of 30 years. Our pension plan’s benefit is accrued in the form of a single life annuity with optional actuarially-equivalent forms of payment available.

The SERP’s benefit formula at normal retirement age is equal to 60% of SERP final average earnings, reduced proportionately for less than 30 years of credited service. This benefit is accrued in the form of a 10-year certain and life thereafter annuity. The executive’s benefit that is payable under our pension plan is subtracted from our SERP benefit. For purposes of this offset, such monthly benefits which are payable in a form other than a 10-year certain and life thereafter annuity are converted to a monthly benefit which is the actuarial equivalent of a 10-year certain and life thereafter annuity. A lump sum is the only available form of payment from the SERP.

Each executive may become eligible for a SERP benefit only in the event that:

•	the executive is vested under our pension plan (100% vested after 5 full years of service);

•	the executive is entitled to receive a benefit under our pension plan;

•	prior to the executive’s termination of employment, the executive has become vested in our SERP benefit according to the following schedule:

Years of Supplemental Plan Service	Vested Percentage
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

Executives in our pension plan and our SERP are eligible for early retirement after attaining age 55 and completing at least 15 full years of service as a covered employee. The executive’s early retirement benefit under these plans is reduced by 0.25% for each complete calendar month up to 60 months and 0.375% for each complete calendar month in excess of 60 months by which the executive’s early retirement benefit commencement date precedes such executive’s normal retirement date.

See also Part II, Item 8, “Financial Statements and Supplementary Data – Note 16, Postretirement Benefits, of Notes to Consolidated Financial Statements” in our annual report on Form 10-K filed with the SEC on February 26, 2013.

Nonqualified Deferred Compensation

We maintain a deferred compensation plan in which executives are eligible to participate. The deferred compensation plan is an arrangement whereby the participants can elect to defer receipt of a portion of their compensation until a later date. Executives may elect to defer up to 100% of their annual salary and up to 100% of any cash award under our AIP. Those participating in the plan select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated. This plan is an unfunded, non-qualified, deferred compensation arrangement created for a select group of our management and highly compensated employees.

Executives identify:

•	the percentage of annual salary and bonus to be deferred;

•	the investment designation;

•	the method by which the amounts credited to the executive’s deferred compensation account are to be paid;

•

the date on which payment of the amounts credited to the executive’s deferred compensation account is to occur (in the event of a lump sum distribution) or commence (in the event of a form of distribution other than a lump sum); and

•

the beneficiary designated to receive payment of the amounts credited to the deferred compensation account in the event the executive dies before distribution of the amounts credited to the deferred compensation account is completed.

The following table summarizes NEO contributions, our contributions, credited earnings, withdrawals and the aggregate balance as of December 31, 2012. Ms. Dall and Mr. Tanous did not have any nonqualified deferred compensation in 2012.

Nonqualified Deferred Compensation Table for 2012

Name	Executive Contributions in 2012 ($)(1)	Company Contributions in 2012 ($)(2)	Aggregate Earnings in 2012 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2012 ($)(3)
Terrence W. Cavanaugh	83,357	26,631	48,183	0	454,790
George D. Dufala	0	0	6,238	0	59,911
John F. Kearns	0	0	1,794	0	14,324

(1)	Executive contributions include amounts deferred as supplemental employee contributions. These amounts are disclosed in the Summary Compensation Table in the “Salary” column.
(2)	Our contributions are comprised of the company match on annual salary deferrals. These amounts are disclosed in the Summary Compensation Table in the “All Other Compensation” column.
(3)	For Mr. Cavanaugh, $26,631, $22,831 and $19,331 are reported in the “Aggregate Balance at December 31, 2012” column and have previously been reported as compensation in our Summary Compensation Tables for 2012, 2011 and 2010, respectively. No balances are reported in the Summary Compensation Table for Mr. Dufala and Mr. Kearns.

With the exception of the T. Rowe Price Science and Technology Fund, the plan’s hypothetical investment funds mirror investment options that are offered to the executives in our tax-qualified 401(k) plan. As in our 401(k) plan, executives participating in our deferred compensation plan may exchange investment funds daily. The return credited to their deferred compensation plan accounts is determined by the investment results of the hypothetical investment funds selected.

Agreements with Executive Officers

Our retention agreement with Mr. Tanous was intended to provide sufficient time for an orderly transition of Mr. Tanous’ responsibilities upon his anticipated departure in early 2013. The provisions of this agreement included the following:

•	Mr. Tanous’ services would be retained through January 31, 2013.

•	If Mr. Tanous was employed in good standing throughout the retention period, he would be entitled to receive a lump sum payment, less taxes, of $750,000 on August 1, 2013.

•

Mr. Tanous will be eligible for payment of any unused vacation time and a portion of any unused sick time, incentive compensation and employee benefits as provided for in accordance with each plan’s documents and the Company’s policies.

•

Mr. Tanous agreed to a six month non-compete agreement beginning on the date of his departure, and also to provide assistance during the six months following his departure in connection with matters that arose while he was employed.

As of January 31, 2013, the date of Mr. Tanous’ anticipated departure, we had not yet appointed his replacement as Executive Vice President, Secretary and General Counsel. Mr. Tanous has agreed to defer his departure date through April 30, 2013, to accommodate our continued search for his replacement. Having met the terms of his retention agreement, he will be entitled to the payments listed above.

Potential Termination or Change in Control Payments

Potential salary and benefits payments expected under various termination scenarios are disclosed below for the NEOs who were employed as of December 31, 2012. We developed the compensation and benefit amounts disclosed in the table below assuming a termination date of December 31, 2012. Amounts represent only payments estimated in addition to the other compensation disclosed herein.

Termination and Change in Control Table

Name	Involuntary Without Cause ($)		Voluntary Without Good Reason ($)		Involuntary With Cause ($)		Voluntary With Good Reason ($)		Disability ($)		Death ($)
Terrence W. Cavanaugh
Pension	0		0		0		0		0		(47,795	)(2)
SERP	148,173	(1)	148,173	(1)	148,173	(1)	148,173	(1)	148,173	(1)	(255,401	)(2)
Marcia A. Dall
Pension	0		0		0		0		0		10,167	(2)
SERP	0		0		0		0		0		33,239	(2)
George D. Dufala
Pension	59,989	(3)	59,989	(3)	59,989	(3)	59,989	(3)	0		308,208	(2)
SERP	109,612	(1)	109,612	(1)	109,612	(1)	109,612	(1)	0		469,541	(2)
John F. Kearns
Pension	0		0		0		0		0		10,024	(2)
SERP	0		0		0		0		0		13,509	(2)
James J. Tanous
Cash	750,000		0		0		750,000		0		0
Pension	0		0		0		0		0		(118,776	)(2)
SERP	0		0		0		0		0		(216,345	)(2)

(1)	The early retirement benefit defined in the SERP is considered to be a “subsidized” benefit because the early retirement reduction factors are more generous than an actuarially equivalent reduction for the early commencement of benefits. The amount shown is the additional present value attributable to receiving a reduced early retirement benefit from the SERP at current age, versus an unreduced benefit at age 65.

(2)	Upon the death of an NEO, an unreduced survivor benefit under the SERP and pension begins immediately. The amount shown is the additional present value attributable to the commencement of the 50% survivor benefit based upon the spouse’s age at December 31, 2012.

(3)	The early retirement benefit defined in the tax-qualified pension plan is considered to be a “subsidized” benefit because the early retirement reduction factors are more generous than an actuarially equivalent reduction for the early commencement of benefits. The amount shown is the additional present value attributable to receiving a reduced early retirement benefit from the tax-qualified pension plan at age 55, or current age if the NEO is older than age 55, versus an unreduced benefit at age 65.

Compensation Committee Interlocks and Insider Participation

Our compensation committee presently consists of Chair Thomas W. Palmer, Jonathan Hirt Hagen, Lucian L. Morrison, Robert C. Wilburn and Thomas B. Hagen, ex officio (non-voting). During 2012, no member of our compensation committee was an officer or employee of us, the Exchange, or any subsidiary or affiliate of us or the Exchange, nor was any committee member formerly an officer of us, except that Mr. Thomas Hagen served as an officer of the Company, including as our President and CEO, until 1993. All of the directors that serve on our compensation committee are independent directors as defined in the NASDAQ rules and qualified directors as required under the Holding Companies Act. Furthermore, none of our executive officers serves as a member of a compensation committee of another entity, one of whose executive officers serves on our compensation committee, nor do any of our executive officers serve as a director of another entity, one of whose executive officers serves on our compensation committee.

REPORT OF OUR EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

The following report of our compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933, or the “1933 Act,” or the Exchange Act, except to the extent that we specifically incorporate this report of our compensation committee by reference therein.

The members of our compensation committee reviewed and discussed the Compensation Discussion and Analysis and, based on such review and discussions, recommended to our board of directors that the Compensation Discussion and Analysis be included in this information statement for filing with the SEC and the incorporation by reference of such Compensation Discussion and Analysis in our annual report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Erie Indemnity Company Executive Compensation and Development Committee:

Thomas W. Palmer, Chair

Jonathan Hirt Hagen

Thomas B. Hagen, ex officio (non-voting)

Lucian L. Morrison

Robert C. Wilburn

February 20, 2013

DIRECTOR COMPENSATION

Overview

The goals of our director compensation program are to attract and retain directors of outstanding competence and ability and reward them in a fiscally responsible manner. Director performance is a key influencing factor in organizational performance. Accordingly, director compensation is reviewed periodically and adjusted, as appropriate, to align the interests of directors with our strategic objectives. Our compensation for directors includes retainer fees, board and committee meeting fees, stock grants, and committee chair fees.

The periodic review of director compensation is the responsibility of our compensation committee and our board of directors. In undertaking this responsibility, the compensation committee reviews compensation surveys of the financial services industry. The committee also engages, from time to time, independent advisors who provide supplemental data that is considered in setting director compensation levels. After reviewing the data, the compensation committee formulates a recommendation for review by our board of directors.

At its meeting on July 12, 2012, the compensation committee’s independent compensation consultant, Aon Hewitt, presented a market analysis of director compensation, including retainers, meeting fees and equity compensation plans. Based on a review of this market analysis, the committee determined that no changes to our director compensation program were necessary during 2012.

2012 Director Compensation

The annual cash retainer in 2012 for our directors for services to us was $40,000 plus $1,500 for each board of directors or committee meeting attended. Our directors also received $45,000 of deferred stock credits as further described below. Committee chairpersons each received an additional $5,000, except for our audit committee chairperson who received $15,000 and our compensation committee chairperson who received $10,000. In lieu of committee meeting fees and committee chair fees, the chairman of our board, who is ex officio a member of all committees, received an additional annual fee of $75,000. Directors are paid retainers quarterly and all directors are reimbursed for their expenses incurred for attending meetings. Officers of the Company who serve as directors are not compensated for attendance at meetings of our board of directors and its committees. See also Related Person Transactions.

A director may elect prior to the end of a calendar year to defer receipt of up to 100% of the director’s compensation for the following year, including retainers, meeting fees and chairperson fees. A deferred compensation account is maintained for each outside director who elects to defer director compensation. A director who defers compensation may select hypothetical investment options for amounts in the director’s deferred compensation account and such account is credited with hypothetical interest, based on the investment results of the hypothetical investment options selected. The hypothetical investment funds mirror investment options that are offered to participants in our tax-qualified 401(k) plan. As in our 401(k) plan, participants in the outside directors deferred compensation plan may exchange investment funds daily. The return credited to a participant’s deferred compensation plan account is determined by the investment results of the hypothetical investment funds selected by the participant.

We also maintain a deferred stock account in the deferred compensation plan for each outside director. The purpose of this plan is to further align the interests of outside directors with shareholders by providing for payment of a portion of annual compensation for directors’ services in annual share credits, the value of which are determined by shares of our Class A common stock. The account is updated annually with additional share credits. The number of additional annual share credits is determined by dividing $45,000 by the closing price of our Class A common stock on the first business day after our annual meeting of shareholders. Each director vests in the share credits 25% every three full calendar months over the course of a year, with the final 25% vesting on the day before the next annual meeting, if the next annual meeting is held before the final three full calendar months have elapsed. Dividend equivalent credits paid by us are reinvested into each director’s deferred stock account as additional share credits which vest immediately. Upon leaving board service, directors receive shares of our Class A common stock equal to the number of share credits in their deferred stock account. We account for the fair value of the directors’ share credits and dividend equivalent credits under the plan in accordance with FASB Accounting Standards Codification 718-740, “Compensation — Stock Compensation.” In 2012, the annual charge related to this plan was approximately $540,000.

We make adjustments to maintain each director’s compensation at market median or about the 50th percentile of our peer group. Added responsibilities or additional duties, such as committee chairperson or chairman of the board, may cause variations in each director’s total compensation earned. Mr. Cavanaugh does not receive compensation for serving on our board of directors as that is considered part of the duties of the president and CEO. The following table sets forth the compensation earned by our directors for services rendered in that capacity during 2012.

Director Compensation Table for 2012

	Fees
	Earned		All Other
	or Paid	Stock	Compen-
	in Cash	Awards	sation	Total
Name	($)(1)	($)(2)	($)(3)	($)
J. Ralph Borneman, Jr.	69,000	45,000	19,908	133,908
Terrence W. Cavanaugh	n/a	n/a	n/a	n/a
Jonathan Hirt Hagen	85,500	45,000	14,729	145,229
Susan Hirt Hagen	70,500	45,000	41,649	157,149
Thomas B. Hagen	125,500	45,000	32,661	203,161
C. Scott Hartz	63,750	45,000	18,229	126,979
Claude C. Lilly, III	89,500	45,000	19,908	154,408
Lucian L. Morrison	73,000	45,000	12,799	130,799
Thomas W. Palmer	85,000	45,000	12,799	142,799
Martin P. Sheffield	68,500	45,000	4,114	117,614
Richard L. Stover	72,250	45,000	4,114	121,364
Elizabeth Hirt Vorsheck	75,000	45,000	10,901	130,901
Robert C. Wilburn	78,500	45,000	19,908	143,408

(1)	For additional information on directors’ compensation, see 2012 Director Compensation above.

(2)	Amounts reported in this column represent the 2012 annual share credits to the directors’ deferred stock account under the outside directors deferred compensation plan. The closing stock price on the date of the $45,000 grant, April 18, 2012, was $75.34. See 2012 Director Compensation above for a more detailed explanation of the deferred stock account.

(3)	All Other Compensation includes dividend equivalent credits associated with the deferred stock account in the deferred compensation plan. Amounts for Mrs. Hagen and Mr. Thomas Hagen also include $21,741 and $21,760, respectively, as indemnification for early repayments on life insurance policies under split-dollar agreements that were terminated on December 31, 2003.

Director Stock Ownership Guidelines

Each of our directors is required to maintain ownership of a minimum of $40,000 of our stock on a cost basis. Newly elected directors are required to purchase an equivalent of $40,000 of our stock on a cost basis within 24 months of having been elected as a director. Directors are expected to continue to meet these minimum stock ownership requirements until they leave board service.

Our minimum stock ownership requirements do not apply to a director who is an owner, partner, director, trustee, officer or employee of, or advisor to, any person holding, of record or beneficially, directly or indirectly, more than five percent of the Company’s Class A or Class B common stock, or the sole or shared power to vote or direct the voting of such shares. Lucian L. Morrison serves in one or more of these capacities to Sentinel, the corporate trustee of the H.O. Hirt Trusts. Accordingly, he is not subject to our minimum stock ownership requirements.

Director Education Program

We offer a director education program which provides each director with access to various resources to assist him or her with enhancing the skills and strategies that drive effective directorship. We pay for the cost of each director’s membership in the National Association of Corporate Directors, underwrite the cost of attendance at certain educational seminars and conferences, and provide subscriptions to Corporate Board Member and other relevant business news journals, magazines and online resources.

Matching Gifts Program

Through our matching gifts program, we will match contributions made by employees or directors to eligible charitable organizations and educational institutions up to a maximum of $5,000 per employee or director, per year. Company matching applies to personal contributions of cash or marketable securities actually made, not pledged, by the employee or director during the calendar year.

RELATED PERSON TRANSACTIONS

Recognizing that related person transactions present a heightened risk of conflicts of interest, or create the appearance of conflicts of interest, our board of directors adopted a policy regarding transactions involving us and a related person. This policy requires that, within the first 60 days of each fiscal year, all related person transactions from the prior fiscal year be reviewed by our nominating committee and either be approved or disapproved for the current fiscal year. The policy also requires that any other proposed related person transaction, or any change to a previously approved related person transaction, be presented to our nominating committee for approval or disapproval. A copy of the policy as adopted by our board of directors may be viewed on our website at: http://www.erieinsurance.com.

J. Ralph Borneman, Jr., one of our directors, is an officer and principal shareholder of an insurance agency that receives insurance commissions in the ordinary course of business from the insurance companies we manage in accordance with their standard commission schedules and agents’ contracts. Mr. Borneman also has a son who is an officer and principal shareholder of another insurance agency that receives commissions in the ordinary course of business from the insurance companies we manage in accordance with their standard commission schedules and agents’ contracts. Payments made during 2012 to Mr. Borneman’s agency and Mr. Borneman’s son’s agency for commissions written on insurance policies from the Property and Casualty Group and EFL totaled $369,499 and $2,960,571, respectively. At its meeting on February 15, 2013, our nominating committee approved the commissions paid to Mr. Borneman’s agency and Mr. Borneman’s son’s agency during 2012.

PROPOSAL 2 — APPROVAL OF THE ADOPTION OF OUR EQUITY COMPENSATION PLAN

General. At the annual meeting, we will ask the holders of our Class B common stock to approve the adoption of the Erie Indemnity Company Equity Compensation Plan (the “Plan”). At its meeting on February 21, 2013, our board of directors, upon the recommendation of our compensation committee, adopted the Plan, subject to approval of the holders of our Class B common stock. If approved by the holders of our Class B common stock, the Plan will be effective April 17, 2013, and will remain in effect until December 31, 2022, unless earlier amended or terminated by our board of directors.

The material terms of the Plan are summarized below. Capitalized terms not otherwise defined in this information statement shall have the meaning assigned to them in the Plan. This summary is qualified in its entirety by reference to the provisions of the Plan, a copy of which is included as an Appendix to this information statement.

Purposes of Plan. The purposes of the Plan are to enhance the growth and profitability of the Erie Insurance Group, which consists of the Company, the Property and Casualty Group, and EFL, by providing incentives to key employees; to attract and retain employees of outstanding competence and ability; and to further align the interests of such employees with those of our shareholders.

Administration of the Plan. The Plan calls for administration by a committee consisting solely of members of the board of directors who are both “non-employee directors” as defined in Rule 16b-3 under the Exchange Act and “outside directors” as defined in the regulations under section 162(m) of the Code (the “Committee”). Our compensation committee will administer the Plan. The Plan allows the Committee to delegate certain of its administrative powers to the CEO or his or her delegate, subject to limits on the delegation of powers affecting participants subject to the reporting requirements of the Exchange Act and awards intended to qualify for the performance-based compensation exception of Code section 162(m).

Participation. The participants in the Plan are those employees of the Erie Insurance Group who are selected by the Committee for awards under the Plan. All the employees of the Erie Insurance Group are eligible for selection to participate in the Plan. However, the Plan is primarily intended for key employees who are capable of having a significant impact on the performance of the Erie Insurance Group. The Committee may delegate to the CEO or his or her delegate authority to select employees for certain forms of awards under the Plan, subject to any limits the Committee may provide. For example, the Committee may delegate to the CEO authority to award up to 1,000 Restricted Shares to newly-hired or newly-promoted officers selected by the CEO.

Shares Available under the Plan. The Plan permits the grant of awards with respect to 100,000 shares of our Class A common stock. These will not be newly issued shares. Rather, the Company or our agent will repurchase outstanding shares of Class A common stock in the market or otherwise, which the Company will use to grant awards of Restricted Shares or to satisfy its obligations to pay other awards under the Plan. Any shares covered by a portion of an award that expires without full vesting or that is settled in cash rather than shares, and any shares that are withheld or delivered in connection with the satisfaction of tax withholding obligations relating to an award, will again become available for award under the Plan.

Forms and Terms of Awards. The Plan authorizes the grant of the following forms of awards: Restricted Shares, Restricted Share Units, and other types of awards payable in or denominated by reference to shares of Class A common stock.

A Restricted Share award is an award of shares of Class A common stock that is forfeitable upon grant and will become vested only if the vesting conditions specified in the award agreement are satisfied. Unless the award agreement provides otherwise, a participant who is awarded Restricted Shares will have the same dividend rights and voting rights (if any) as another holder of Class A common stock would have, except that, if the vesting of the Restricted Shares is subject to the satisfaction of Performance Goals or other performance-related conditions, then no dividends will be payable before vesting, but the award agreement may provide for dividend equivalents payable after the vesting of Restricted Shares.

A Restricted Share Unit represents a right to receive a share of Class A common stock or its value in cash in the future, if vesting conditions specified in the award agreement are satisfied. Payment of a Restricted Share

Unit will be made after vesting at a time established in the award agreement. A participant will have no shareholder rights with respect to a Restricted Share Unit, but the award agreement may provide for dividend equivalents payable after vesting.

The vesting conditions for Restricted Shares and Restricted Share Units may include: continuation of employment for three years or for another period specified in the award agreement; satisfaction of Performance Goals (as defined below) specified in the award agreement during a specified performance period; or satisfaction of other conditions specified in the award agreement.

The Plan permits the grant of other forms of awards that provide for the issuance of shares of Class A common stock, or that are denominated in or measured by the value of shares of Class A common stock, or that provide for payment in the form of shares of Class A common stock under any Company compensation, bonus, or incentive program. The Committee or when applicable its delegate will determine the terms and conditions of any such other awards.

When granting awards under the Plan, the Committee or when applicable its delegate will specify in the award agreement (1) the vesting conditions to be satisfied under a Restricted Share or Restricted Share Unit award; (2) if applicable, the Performance Goals applicable to the award and the performance period during which the achievement of the performance goals is to be measured; (3) the number of shares of Class A common stock that are, or the value of which is, subject to the award; and (4) such other terms and conditions as the Committee or its delegate determines to be appropriate.

Maximum Award. The maximum number of shares of Class A common stock that may be made subject to awards to any one participant in a calendar year is 5,000 shares, regardless of whether the awards are payable in shares, cash, or a combination of shares and cash.

Performance Goals and Code Section 162(m). Code section 162(m) disallows federal income tax deductions to an employer for compensation paid to the principal executive officer or any of the three highest compensated executive officers other than the principal executive officer and principal financial officer in excess of $1.0 million in any taxable year, subject to certain exceptions. The $1.0 million cap on deductibility does not apply to compensation that meets a section 162(m) exception for qualified performance-based compensation paid under a plan on account of the attainment of pre-established, objective performance goals, provided that the employer’s shareholders periodically approve the material terms of the plan, including: the employees eligible for the performance-based compensation, the business criteria on which the performance goals are based (called performance measures), and the maximum amount of compensation payable to any eligible employee under the plan.

One reason we are seeking approval of the Plan is so that awards that are intended to meet the Code section 162(m) exception for performance-based compensation will be deductible by the Company for federal income tax purposes. Approval of the Plan by the holders of our Class B common stock will constitute approval of the Plan and the Performance Goals for purposes of this section 162(m) exception.

“Performance Goals” are objective measures of performance during a specified performance period. Under the Plan, Performance Goals will be based upon one or more of the following performance measures and expressed in either, or a combination of, absolute or relative values: (i) applications for insurance policies, (ii) policies-in-force, (iii) retention ratio, (iv) direct written premiums, (v) the operating ratio of the Property and Casualty Group, (vi) the reported or adjusted statutory or GAAP combined ratio, loss ratio, expense ratio or dividend ratio of the Property and Casualty Group, (vii) net income (including net income before or after taxes), net income per share and net income per share growth rate, (viii) net operating income (net income excluding realized gains and losses net of taxes), net operating income per share and net operating income per share growth rate, (ix) operating revenue, net premiums written or net premiums earned, (x) operating expenses, cost of management operations or underwriting expenses, (xi) cash flow, (xii) return on capital, surplus, shareholders’ equity, assets or investments, (xiii) economic value added (the excess of net operating profit after taxes over the weighted average cost of capital, relative to average capital employed), (xiv) stock price, (xv) market share, (xvi) gross margins, (xvii) statutory Risk Based Capital score, (xviii) ratings of financial strength, issuer credit, debt, or other similar indicators of financial soundness issued by independent rating agencies or firms, such as

A.M. Best Company, Standard & Poor’s, Moody’s and Fitch Ratings, (xix) rankings or awards from independent survey and rating firms, such as J.D. Powers, for customer, insured, agent and employee satisfaction, and (xx) delivery of objective information technology projects.

Performance measures may be based on the performance of the Erie Insurance Group, the Company or a subsidiary or subsidiaries or affiliate of the Company, a division, department, business unit or other portion of any of them, a product line or products, or any combination of the foregoing or upon a comparison of such performance with the performance of a peer group or other measure selected by the Committee when awarding Restricted Shares or Restricted Share Units.

Following the end of a performance period, the Committee will determine and certify whether the Performance Goals, if any, established with respect to a participant’s Restricted Shares or Restricted Share Units were achieved, and the level of such achievement. The Committee will then determine the number of shares of Class A common stock vested, or the number of shares or the dollar amount earned by the participant, on the basis of such performance, in accordance with the award agreement for the Restricted Shares or Restricted Share Units.

Bonus Recoupment Policy and Share Purchase and Retention Policy. The agreement evidencing an award may require the participant to comply with the Company’s policies regarding the recoupment of bonuses and the purchase and retention of shares.

Forfeiture on Expiration of Award; Termination of Employment. To the extent the vesting conditions for an award have not been fully satisfied by the end of the period specified in the award agreement, the participant will forfeit the award. A participant whose employment terminates before the end of the period specified in an award agreement for the satisfaction of vesting conditions will forfeit the award, unless termination is by reason of death or disability. If termination is by reason of death or disability: (i) if the sole vesting condition is continuation of employment, then the award will vest in proportion to the portion of the vesting period that has elapsed, unless the award agreement provides otherwise, or (ii) if vesting is conditioned on another factor, the award may vest, if and to the extent provided in the award agreement.

Forfeiture for Misconduct. A participant will forfeit all rights under outstanding award agreements if the Committee determines the participant’s behavior constitutes misconduct as defined in the Plan.

Adjustment of Class A Common Stock. The Plan provides that, in the event of the recapitalization of the Company, a corporate transaction involving the Company, or a reorganization or liquidation of the Company, the Committee will adjust the number and class of shares of common stock payable under awards, the limits on awards, and the maximum number of shares with respect to which awards may be granted under the Plan in a manner the Committee determines equitable, to prevent dilution or enlargement of benefits under the Plan.

Amendment or Termination of Plan. Generally, our board of directors may amend or terminate the Plan without shareholder approval. However, shareholder approval is required if it is required by applicable law or by the rules of any stock exchange on which Class A common stock may then be listed, or if the amendment increases the number of shares available under the Plan or the limits on awards.

Plan Benefits. Because the grant of awards under the Plan is discretionary, and the number of shares of Class A common stock or the dollar amount payable under an award will depend on the terms of the award and may also depend on the satisfaction or achievement of vesting conditions, it is not possible to determine who will receive awards and what number of shares or dollar amounts will be payable under the Plan. No award was granted under the Plan before the date of this information statement.

Our board of directors believes that adoption of the Plan is in the best interests of the Company and our shareholders.

Required Vote. The affirmative vote of a majority of the shares of Class B common stock cast at our annual meeting is necessary to approve the adoption of the Plan.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE ADOPTION OF THE PLAN.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Pursuant to our bylaws, our audit committee has sole authority to engage our independent registered public accountants. Our audit committee annually considers the selection of our independent registered public accountants. Our audit committee selected Ernst & Young LLP to be our independent registered public accountants for the fiscal years ended December 31, 2012 and 2011 and Ernst & Young LLP served in that capacity for the fiscal years ended December 31, 2012 and 2011.

Representatives from Ernst & Young LLP are expected to attend our annual meeting and will have the opportunity to make a statement if they so desire. Such representatives are expected to be available at our annual meeting to respond to appropriate questions from shareholders.

REPORT OF OUR AUDIT COMMITTEE

The following report of our audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the 1933 Act or the Exchange Act, except to the extent we specifically incorporate this report of our audit committee by reference therein.

The audit committee of our board of directors oversees the quality and integrity of our accounting, auditing and financial reporting practices. Our audit committee has adopted a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com. Each member of our audit committee is an independent director as defined in the NASDAQ and SEC rules, satisfies the financial literacy requirements thereof and meets the requirements of the Holding Companies Act. In addition, our board of directors has determined that one member of our audit committee, Dr. Lilly, satisfies the financial expertise requirements and has the requisite experience as defined by rules of the SEC.

Our audit committee, which met six times during 2012, has the responsibility, consistent with the requirements of Section 1405(c)(4) of the Holding Companies Act and our bylaws, for the selection of our independent registered public accountants and for reviewing our financial condition, the scope and results of the independent audit and the adequacy of our accounting, financial, internal and operating controls.

Our audit committee oversees our internal audit department and, accordingly, reviews and approves its audit plans, reviews its audit reports and evaluates its performance.

Our audit committee reviews our financial reporting process on behalf of our board of directors. In fulfilling its responsibilities, our audit committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2012 with management.

Throughout 2012, management continued its documentation, testing and evaluation of our system of internal control over financial reporting as required by Section 404 of Sarbanes-Oxley and related regulations. Our audit committee was kept apprised of the progress of the evaluation through periodic updates from management and Ernst & Young LLP and provided oversight to management throughout the process. Our audit committee reviewed management’s report on the effectiveness of our internal control over financial reporting. Our audit committee also reviewed Ernst & Young LLP’s opinion on the effectiveness of internal control over financial reporting based on its audit.

Our audit committee discussed with Ernst & Young LLP the matters required to be discussed under Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, our audit committee received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP matters relating to its independence.

Our audit committee reviews its charter annually. Our audit committee has also established a procedure whereby persons with complaints or concerns about accounting, internal control or auditing matters may contact our audit committee anonymously.

Based upon the discussions and reviews referred to above, our audit committee recommended to our board of directors that (1) our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2012 to be filed with the SEC, and (2) our board of directors accept management’s report on its assessment of the effectiveness of our internal control over financial reporting.

Erie Indemnity Company Audit Committee:

Claude C. Lilly, III, Chair

Jonathan Hirt Hagen

Thomas B. Hagen, ex officio (non-voting)

Lucian L. Morrison

Thomas W. Palmer

Martin P. Sheffield

Richard L. Stover

February 18, 2013

AUDIT FEES

Our audit committee approves the fees and other significant compensation to be paid to our independent registered public accountants for the purpose of preparing or issuing an audit report or related work. We provide appropriate funding, as determined by our audit committee, for payment of fees and other significant compensation to our independent registered public accountants. Our audit committee also preapproves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accountants. Our audit committee delegated to our audit committee chair preapproval authority for additional audit and non-audit services subject to subsequent approval by the full audit committee at its next scheduled meeting.

Our audit committee reviewed and discussed with Ernst & Young LLP the following fees for services, none of which were deemed to be for consulting services, rendered for our 2012 and 2011 fiscal years and considered the compatibility of non-audit services with Ernst & Young LLP’s independence:

	2012
	Erie Indemnity Company	Erie Insurance Exchange and Subsidiaries	Total
Audit fees	$1,011,115	$859,458	$1,870,573
Audit-related fees	—	—	—
Tax fees	11,988	—	11,988
All other fees	2,790	—	2,790

Total fees	$1,025,893	$859,458	$1,885,351

	2011
	Erie Indemnity Company and Subsidiaries	Erie Insurance Exchange and Subsidiary	Other Affiliated Entities (EFL)(1)	Total
Audit fees	$1,190,029	$660,700	$315,000	$2,165,729
Audit-related fees	—	—	—	—
Tax fees	11,064	5,045	—	16,109
All other fees	2,790	—	—	2,790

Total fees	$1,203,883	$665,745	$315,000	$2,184,628

(1)	On March 31, 2011, we completed the sale of our 21.6% interest in EFL to the Exchange. Since that date, EFL has been a wholly-owned subsidiary of the Exchange.

“Audit Fees” includes fees associated with the annual audit, including the report on adequacy of our internal control over financial reporting, reviews of our quarterly reports on Form 10-Q and statutory audits. “Tax fees” shown for 2012 were for services related to wash sales. Tax fees for 2011 includes fees paid for services in connection with routine tax matters, partnership and state tax issues, federal income tax returns and refund assistance. “All other fees” includes amounts paid for an online accounting and auditing information subscription.

ANNUAL REPORT

A copy of our annual report for 2012 is being mailed to all holders of Class A common stock and Class B common stock together with this information statement.

OTHER MATTERS

Our board of directors does not know of any matter to be presented for consideration at our annual meeting other than the matters described in the notice of annual meeting.

By order of our board of directors,

James J. Tanous
Executive Vice President,
Secretary and General Counsel

March 18, 2013

Erie, Pennsylvania

APPENDIX

ERIE INDEMNITY COMPANY

EQUITY COMPENSATION PLAN

1. Introduction.

Erie Indemnity Company (the “Company”) establishes this Equity Compensation Plan (the “Plan”), effective April 17, 2013, subject to shareholder approval as provided in Section 13.

2. Purposes.

The purposes of the Plan are (a) to enhance the growth and profitability of the Company and its subsidiaries and affiliates, including Erie Family Life Insurance Company, and the Erie Insurance Exchange by providing incentives to key employees who are capable of having a significant impact on the performance of the Company and its subsidiaries and affiliates; (b) to attract and retain employees of outstanding competence and ability; and (c) to further align the interests of such employees with those of the shareholders of the Company. To serve these purposes, the Plan offers equity-based incentive awards.

3. Definitions.

As used in this Plan:

(a) “Award Agreement” means a written or electronic agreement entered into between the Company and a Participant or other documentation issued by the Company, in either case setting forth the terms and conditions applicable to an award granted under the Plan. An Award Agreement shall be subject to the terms of the Plan.

(b) “Board of Directors” or “Board” means the Board of Directors of the Company.

(c) “Committee” means the Executive Compensation and Development Committee of the Board of Directors or another committee appointed by the Board, which shall be composed of not less than two members of the Board, each of whom at the time of appointment to the Committee and at all times during service as a member of the Committee shall be both (1) a “non-employee director” as then defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or any successor rule and (2) an “outside director” as then defined in the regulations under Code section 162(m), or any successor provision. If at any time there is no committee authorized or properly constituted to administer the Plan, the Board shall exercise the powers of the Committee. Furthermore, the Board may, in its discretion, assume any or all of the powers of the Committee. Where appropriate, the term “Committee” shall include any delegate of the Committee pursuant to Section 4.

(d) “Common Stock” or “Shares” means the shares of Class A (non-voting) common stock of the Company.

(e) “Director” means a member of the Board of Directors of the Company.

(f) “Employee” means an employee of the Company or a subsidiary or affiliate of the Company.

(g) “Employer” means a member of the Erie Insurance Group that employs the Participant.

(h) “Erie Insurance Group” means the Company and its subsidiaries and affiliates.

(i) “Fair Market Value” of a Share means, on a given date, (i) if the Shares are traded on a national securities exchange, the average of the high and low prices of a Share as reported on such exchange or under any composite transaction report of such exchange on that date, or, if no prices are so reported on that date, on the next preceding date on which such prices are so reported, or (ii) if the Shares are traded in the over-the-counter market, the mean between the closing bid and asked prices of a Share on that date, or, if no prices are so quoted on that date, on the next preceding date on which such prices are so quoted.

(j) “Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(k) “Misconduct” means conduct of a Participant that, in the Committee’s judgment, constitutes:

(i) a commission of an act of theft, embezzlement, fraud, dishonesty, or other criminal act, harmful to the Company or a subsidiary or affiliate of the Company,

(ii) a breach of a fiduciary duty owed to the Company or a subsidiary or affiliate of the Company,

(iii) a deliberate and serious disregard of rules of the Company or a subsidiary or affiliate of the Company,

(iv) an unauthorized disclosure of any of the trade secrets or confidential information of the Company or a subsidiary or affiliate of the Company, or

(v) competition with the Company or a subsidiary or affiliate of the Company.

(l) “Participant” means an Employee who holds an outstanding award under the Plan.

(m) “Performance Goal” means an objective test of performance based on one or more of the following criteria and expressed in either, or a combination of, absolute or relative values or rates of change: (i) applications for insurance policies, (ii) policies-in-force, (iii) retention ratio, (iv) direct written premiums, (v) the operating ratio of the property and casualty insurance operations of the Erie Insurance Group, (vi) the reported or adjusted statutory or GAAP combined ratio, loss ratio, expense ratio or dividend ratio of the property and casualty insurance operations of the Erie Insurance Group, (vii) net income (including net income before or after taxes), net income per share and net income per share growth rate, (viii) net operating income (net income excluding realized gains and losses net of taxes), net operating income per share and net operating income per share growth rate, (ix) operating revenue, net premiums written or net premiums earned, (x) operating expenses, cost of management operations or underwriting expenses, (xi) cash flow, (xii) return on capital, surplus, shareholders’ equity, assets or investments, (xiii) economic value added (the excess of net operating profit after taxes over the weighted average cost of capital, relative to average capital employed), (xiv) stock price, (xv) market share, (xvi) gross margins, (xvii) statutory Risk Based Capital score, (xviii) ratings of financial strength, issuer credit, debt, or other similar indicators of financial soundness issued by independent rating agencies or firms, such as A.M. Best Company, Standard & Poor’s, Moody’s, and Fitch Ratings, (xix) rankings or awards from independent survey and rating firms, such as J.D. Powers, for customer, insured, agent and employee satisfaction, and (xx) delivery of objective information technology projects. Performance measures may be based on the performance of the Erie Insurance Group, the Company or a subsidiary or subsidiaries or affiliate of the Company, a division, department, business unit or other portion of such an entity, a product line or products, or any combination of the foregoing and/or upon a comparison of such performance with the performance of a peer group of corporations or other measure selected or defined by the Committee at the time of making an award. The Committee may specify that the measurement of performance shall include or exclude particular items, such as losses from discontinued operations, debt prepayment penalties, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, or nonrecurring gains or loss.

(n) “Permanent Disability” means a medically determinable physical or mental impairment that may be expected to result in death or to last at least a year and that renders an Employee incapable of performing the Employee’s duties with the Employer. A determination of disability shall be made by the Committee in a uniform, nondiscriminatory manner on the basis of medical evidence. Notwithstanding the foregoing, in the case of a determination that would accelerate payment of Restricted Share Units or other awards or amounts that are deferred compensation subject to Code section 409A, a Participant shall be considered to have a “Permanent Disability” only if the Participant is “disabled” within the meaning of Code section 409A or the regulations issued under that section.

(o) “Restricted Period” means the period described in Section 8(b)(i) or Section 9(b)(i).

(p) “Restricted Share” means an award granted pursuant to Section 8.

(q) “Restricted Share Unit” or “Unit” means an award granted pursuant to Section 9.

4. Administration.

The Committee shall administer the Plan. The Committee shall have all the powers and authority vested in it by the terms of the Plan. The Committee shall have full power and authority to interpret the Plan and Award Agreements, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to make any determinations it finds necessary or advisable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee in its discretion deems desirable. The Committee shall have complete discretion in the exercise of its powers and authority under the Plan, and the Committee’s interpretations, determinations, and decisions in the administration of the Plan shall be final and conclusive.

The Committee may act only by a majority of its members in office, except that:

(a) The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

(b) The Committee may delegate to the Chief Executive Officer of the Company or his or her delegate ministerial duties and authority to interpret the Plan and respond to claims, provided that the Committee may not delegate authority with respect to (i) nonministerial actions affecting Participants subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, (ii) nonministerial actions with respect to awards intended to qualify for the performance-based exception under Code section 162(m), or (iii) the certification of the satisfaction of Performance Goals for awards intended to qualify for the performance-based exception under Code section 162(m).

(c) The Committee may delegate to the Chief Executive Officer or his or her delegate some or all of the Committee’s discretion and authority with respect to the granting of specified forms of awards and with respect to the granting of awards to specified categories of Employees, subject to paragraph (b) above and to any limits the Committee may provide. By way of example, the Committee may delegate to the Chief Executive Officer discretion and authority to determine when and under what terms the Company shall grant Restricted Stock Units to newly-hired or newly-promoted officers selected by the Chief Executive Officer, and the Committee may provide that such a grant may not cover more than 1,000 (One Thousand) Shares.

No Committee member and no delegate of the Committee shall be liable for any determination made in good faith with respect to the Plan, an award, or a Participant.

5. Shares Subject to Plan and Limits on Awards.

(a) Share Available. Subject to adjustment pursuant to Section 11, the maximum number of Shares with respect to which awards may be granted under the Plan is 100,000 (One Hundred Thousand).

(b) Limits on Awards. Subject to adjustment pursuant to Section 11, the following additional limits shall apply to awards under the Plan:

(i) The aggregate number of Shares that may be made subject to Restricted Shares, Restricted Share Units, and any other awards granted under the Plan to any individual Participant during any one calendar year may not exceed 5,000 (Five Thousand), aggregating all such awards. This limit shall apply regardless of whether awards are to be or may be paid in cash rather than Shares.

(c) Cancellation or Expiration of Awards; Payment in Shares.

(i) General. If all or a portion of an award under the Plan is cancelled or expires for any reason before having been fully vested or paid out, is settled in cash in lieu of Shares, or is exchanged for other awards, all Shares covered by the portion of any such award that is cancelled or expires, is settled in cash, or is exchanged for other awards shall again become available for award under the Plan.

(ii) Payments in Shares. Shares tendered in payment of a purchase price or tendered or withheld to satisfy the Company’s tax withholding obligation shall again become available for award under the Plan.

6. Eligibility.

All Employees shall be eligible to receive awards under the Plan, provided that no Employee shall be entitled to an award except as determined by the Committee.

7. Awards.

(a) Types of Awards. Awards under the Plan may be in the form of: Restricted Shares, Restricted Share Units, and other Share based awards as described in Section 10.

(b) Award Agreements. The Committee shall set forth the terms of each award in an Award Agreement. An Award Agreement may contain any provision approved by the Committee, subject to the terms of the Plan. An Award Agreement may make provision for any matter that is within the discretion of the Committee or may reserve for the Committee discretion to approve or authorize any action with respect to the award.

(c) Nonuniform Determinations. The Committee’s determinations under the Plan or Award Agreements, including, without limitation, the selection of Participants to receive awards, the form, amount, and timing of awards, and the terms of specific Award Agreements, need not be uniform, regardless of whether Participants are similarly situated.

(d) Qualification for Section 162(m) Exception.

(i) Committee’s Certification of Satisfaction of Performance Goals. If the exercisability, payment, or vesting of an award is conditioned upon the satisfaction of Performance Goals, and the award is intended to qualify for the exception under Code section 162(m) for performance-based pay, the condition shall not be considered satisfied, and the award shall not be exercisable, payable, or vest, as applicable, unless the Committee certifies that the Performance Goal has been satisfied.

(ii) Satisfaction of Other Requirements. To the extent an award is intended to qualify for the exception under Code section 162(m) for performance-based pay, the Committee shall make such provisions in Award Agreements and follow such procedures as may be required to satisfy the conditions of the exception. By way of example, the Committee shall establish any Performance Goal associated with such an award by the time within the performance period required for such exception, and the payment terms for such an award shall conform to the requirements of the exception.

(e) Discretion. The Committee shall have no discretion to increase the amount of an outstanding award but may reserve discretion to decrease the amount of an outstanding award or the extent to which it is exercisable or payable.

(f) Provisions Governing All Awards. All awards shall be subject to the following provisions:

(i) Transferability. An award shall not be transferable other than by will or the laws of descent and distribution. During the lifetime of a Participant, any action to be taken with respect to an award shall be taken only by the Participant or, in the event the Participant becomes legally incompetent, by the Participant’s guardian or legal representative.

(ii) Employment Rights. Neither the adoption of the Plan nor the grant of an award shall confer on a Participant the right to continue employment with the Employer, nor shall it interfere with the right of the Employer to terminate a Participant’s employment at any time for any reason, with or without cause.

(g) Misconduct. Should the Committee determine that a Participant has committed Misconduct, the Participant shall forfeit all rights under outstanding awards and all further benefits under or attributable to the Plan, so neither the Participant nor his or her estate or successors shall be entitled to become vested in Restricted Shares and Restricted Share Units, be paid any Shares or amounts remaining to be paid upon settlement of an award or due under a deferred payment arrangement with respect to an award, or otherwise be entitled to any further benefit under or attributable to the Plan. Before making such a determination, the Committee shall give the Participant a reasonable opportunity to be heard.

(h) Recoupment of Awards. The Committee may provide in an Award Agreement or in a policy applicable to an award under this Plan that, under conditions specified in the Award Agreement or policy, as they may be amended or superseded from time to time, the Participant shall forfeit all rights under the award and all further benefits under or attributable to the award or the Plan, and the Participant shall be obliged to pay back or return to the Company amounts or Shares previously paid, distributed, or vested under the award, including dividends and dividend equivalents. Such conditions may include, by way of illustration and not by way of limitation, the occurrence of an error in financial statements that results in the payment of a greater amount of performance-based compensation than would have been paid based on correct financial statements. This paragraph and Section 7(g) shall be construed independently of each other; one shall not limit the application of the other.

(i) Retention of Shares. The Committee may provide in an Award Agreement or in a policy applicable to an award under this Plan that, under the terms specified in the Award Agreement or policy, as they may be amended or superseded from time to time, the Participant shall retain Shares awarded under this Plan.

8. Restricted Shares.

(a) Grant of Restricted Shares. The Company shall grant Restricted Shares to Participants under the Plan at such times, in such numbers, and upon such terms as the Committee shall determine.

(b) Terms of Restricted Shares. The Award Agreement for a grant of Restricted Shares shall set forth such terms, conditions, restrictions, and limits on the Restricted Shares as the Committee shall determine and as are consistent with the Plan, including the following:

(i) Conditions on Vesting. The Participant’s interest in a Restricted Share award shall be forfeitable when the award is granted. In the Award Agreement, the Committee shall prescribe conditions that must be satisfied and the time by which, or time period during which, the conditions must be satisfied, in order for the Participant’s interest to become vested. The conditions may include one or more of the following:

(1) the satisfaction of specified Performance Goals by a specified time or during a specified period,

(2) the continuance of the Participant’s employment for a specified period, which, unless the Committee determines otherwise, shall be at least three years, or

(3) the satisfaction of other specified conditions.

The Award Agreement may provide that the extent of the Participant’s vested interest shall be determined by the extent to which a condition is satisfied. The limited period of time provided for the satisfaction of the conditions on an award shall be referred to as the “Restricted Period”.

(ii) Vesting. Upon the satisfaction, within the Restricted Period, of the conditions established by the Committee, or as provided in paragraph (vi), the Participant’s interest in the Restricted Shares shall become vested to the extent provided in the Award Agreement. The restrictions applicable to those vested Restricted Shares shall lapse at that time, and the Company shall deliver a certificate for those vested Shares to the Participant or the Participant’s estate or the person to whom the Participant’s rights are transferred by will or under the laws of descent and distribution, as the case may be, free of all restrictions, subject to the satisfaction of the Company’s withholding obligations as described in Section 17(b).

(iii) Forfeiture. Except as provided under paragraph (vi) or by the Committee, the Participant shall forfeit Restricted Shares:

(1) upon the expiration of the Restricted Period, to the extent the conditions prescribed by the Committee have not been satisfied, or, if earlier,

(2) upon the termination of the Participant’s employment, including by retirement.

Upon forfeiture, all of the Participant’s interest in the forfeited Restricted Shares shall automatically revert to the Company.

(iv) Retention of Certificate. The Company shall issue, for the benefit of the Participant, the number of Shares subject to a Restricted Shares award, but the Company shall retain custody of any certificate for such Shares during the Restricted Period.

(v) Shareholder Rights. Unless otherwise provided by the Committee in the Award Agreement, the Participant to whom Restricted Shares have been granted shall be entitled, during the Restricted Period, to receive the dividends payable with respect to those Shares and to have the same voting rights, if any, as would a holder of those Shares outside the Plan. If the vesting of an award is conditioned on the satisfaction of a Performance Goal or other performance-related condition, the Committee shall provide in the Award Agreement that no dividends shall be payable with respect to the Restricted Shares during the Restricted Period, but the Committee may make provision for dividend equivalents under Section 8(b)(vii).

(vi) Death or Disability. With respect to the termination of the Participant’s employment during the Restricted Period by reason of death or Permanent Disability:

(1) Unless the Committee provides otherwise, if the only condition to be satisfied during the Restricted Period is the continuance of the Participant’s employment, then, upon the termination of the Participant’s employment during the Restricted Period by reason of death or Permanent Disability, the conditions and restrictions on a pro rata portion of the Restricted Shares (as described in the following sentence) shall lapse and the Participant’s interest in those Shares shall become vested. The pro rata portion shall be determined by (A) multiplying the number of Restricted Shares subject to the award by a fraction the numerator of which is the number of full months from the date of the award through the date of termination of employment, and the denominator of which is the number of full months in the original Restricted Period for those Shares, and (B) rounding the product up or down to the closest number of whole Shares.

(2) If there is any condition to be satisfied during the Restricted Period other than the continuance of the Participant’s employment, the Committee may provide that upon the termination of the Participant’s employment during the Restricted Period by reason of death or Permanent Disability, the conditions and restrictions on all or a portion of the Restricted Shares shall lapse and the Participant’s interest in those Shares shall become vested.

(vii) Dividend Equivalents. The Committee may provide in the Award Agreement that the Participant shall receive, rather than the dividends payable with respect to specified Restricted Shares, a credit equivalent to the amount of such dividends, which shall be payable to the Participant only if the Participant’s interest in the specified Restricted Shares becomes vested; if the Employee forfeits the specified Restricted Shares, the Employee shall simultaneously forfeit the dividend equivalents attributable to such Restricted Shares. The Award Agreement shall specify the time for payment of dividend equivalents, which shall not be later than March 15th following the calendar year in which the Restricted Shares to which the dividend equivalents are attributable become vested.

9. Restricted Share Units.

(a) Grant of Restricted Share Units. A Restricted Share Unit shall entitle a Participant to a Share, the Fair Market Value of a Share in cash, or a combination of the two, at a future date, subject to the satisfaction of any terms and conditions specified by the Committee. The Company shall grant Restricted Share Units to Participants under the Plan at such times, in such numbers, and upon such terms as the Committee shall determine.

(b) Terms of Restricted Share Units. The Award Agreement for Restricted Share Units shall set forth such terms, conditions, restrictions, and limits on the Units as the Committee shall determine and as are consistent with the provisions of the Plan, including the following:

(i) Conditions on Vesting. The Participant’s interest in a Restricted Share Unit award shall be forfeitable when the award is granted. In the Award Agreement, the Committee shall prescribe conditions that must be satisfied and the time by which, or time period during which, the conditions must be satisfied, in order for the Participant’s interest to become vested. The conditions may include one or more of the following:

(1) the satisfaction of specified Performance Goals by a specified time or during a specified period,

(2) the continuance of the Participant’s employment for a specified period, which, unless the Committee determines otherwise, shall be at least three years, or

(3) the satisfaction of other specified conditions.

The Award Agreement may provide that the extent of the Participant’s vested interest shall be determined by the extent to which a condition is satisfied. The limited period of time provided for the satisfaction of the conditions on an award shall be referred to as the “Restricted Period”.

(ii) Vesting. Upon the satisfaction, within the Restricted Period, of the conditions established by the Committee, or as provided in paragraph (v), the Participant’s interest in the Restricted Share Units shall become vested to the extent provided in the Award Agreement.

(iii) Forfeiture. Except as provided under paragraph (v) or by the Committee, the Participant shall forfeit Restricted Share Units:

(1) upon the expiration of the Restricted Period, to the extent the conditions prescribed by the Committee have not been satisfied, or, if earlier,

(2) upon the termination of the Participant’s employment, including by retirement.

Upon forfeiture, all of the Participant’s interest in the forfeited Restricted Share Units shall automatically revert to the Company.

(iv) No Shareholder Rights. A Restricted Share Unit shall carry with it no dividend or voting or other rights associated with Common Stock ownership.

(v) Death or Disability. With respect to the termination of the Participant’s employment during the Restricted Period by reason of death or Permanent Disability:

(1) Unless the Committee provides otherwise, if the only condition to be satisfied during the Restricted Period is the continuance of the Participant’s employment, then, upon the termination of the Participant’s employment during the Restricted Period by reason of death or Permanent Disability, the conditions and restrictions on a pro rata portion of the Restricted Share Units (as described in the following sentence) shall lapse and the Participant’s interest in those Shares shall become vested. The pro rata portion shall be determined by (A) multiplying the number of Restricted Share Units subject to the award by a fraction the numerator of which is the number of full months from the date of the award through the date of termination of employment, and the denominator of which is the number of full months in the original Restricted Period for those Restricted Share Units, and (B) rounding the product up or down to the closest number of whole Restricted Share Units.

(2) If there is any condition to be satisfied during the Restricted Period other than the continuance of the Participant’s employment, the Committee may provide that upon the termination of the Participant’s employment during the Restricted Period by reason of death or Permanent Disability, the conditions and restrictions on all or a portion of the Restricted Share Units shall lapse and the Restricted Period with respect to those Units shall expire.

(vi) Dividend Equivalents. Notwithstanding paragraph (iv), the Committee may but need not provide that a bookkeeping account established for a Participant shall be credited with an amount equivalent to the amount of dividends that would be payable with respect to a number of Shares equal to the number of Restricted Share Units awarded to the Participant. The Committee may provide for the crediting of interest on any dividend equivalents credited to a Participant’s account or may provide that the dividend equivalent credit be adjusted for hypothetical investment experience in such manner as the Committee may determine. If the Participant forfeits his or her interest in a Restricted Share Unit, the Participant shall simultaneously forfeit any dividend equivalents (as adjusted) attributable to those Restricted Share Units.

(c) Payment of Vested Restricted Share Units.

(i) Payment of vested Restricted Share Units and other amounts credited to a Participant’s account shall be made at such time or times after the expiration of the Restricted Period as the Committee may establish. The Committee may but need not provide that a Participant may elect to defer payment until such time or times as the Committee may allow. The Committee may provide for payments in lump sums or installments or both. The Committee shall establish procedures for its establishment of the time of payment and for the form and timing of a Participant’s deferral and payment elections. All elections shall conform to the Committee’s procedures. The Committee’s procedures shall conform to the requirements of Code section 409A for the deferral (until payment) of the inclusion of compensation in gross income.

(ii) The Company shall not establish any special fund with respect to a Participant’s account. Any credit entries made to a Participant’s account shall constitute a mere promise by the Company to make payments to the Participant, subject to and in accordance with the Plan, from the general assets of the Company, when the payments become due.

(iii) To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

10. Other Awards. The Committee may determine, subject to the terms of the Plan, that the Company shall grant awards that are not described in Section 8 or 9, but that provide for the issuance of Shares, or that are denominated in or measured by the Fair Market Value of a Share, or that provide for payment in the form of Shares rather than cash under any Company compensation, bonus, or incentive program. The Committee shall determine the terms and conditions of any such other awards and the Participants to whom and the numbers in which such other awards shall be granted. The Committee may condition the exercisability, vesting, and payment of such other awards upon the satisfaction of Performance Goals.

11. Required Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as a merger, consolidation, separation, including a spin off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code section 368), or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares available for awards under Section 5, in the number of Shares subject to outstanding awards, in the purchase price under outstanding awards, and in the limits on awards and the issuance of Shares set forth in Section 5, as determined by the Committee to be appropriate and equitable to prevent dilution or enlargement of the benefits available under the Plan and of the rights of Participants, provided, however, that the number of Shares subject to an award shall always be a whole number. In a stock-for-stock acquisition of the Company, the Committee may, in its discretion, substitute securities of another issuer for any Shares subject to outstanding awards.

Except as expressly provided in this Section, the issuance by the Company of shares of any class or securities convertible into shares of any class, for cash, property, labor, or services, upon direct sale, upon the exercise of rights or warrants, or upon the conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment shall be made with respect to, the number of Shares subject to awards previously granted or the purchase price per Share under outstanding awards.

12. Change in Control.

(a) Impact of Event. Notwithstanding any provision of the Plan to the contrary, in the event of a Change in Control, the provisions of this Section shall apply except to the extent an Award Agreement provides for a different treatment (in which case the Award Agreement shall govern and this Section shall not be applicable).

(i) If and to the extent that outstanding awards under the Plan (A) are continued or assumed by the successor corporation (or an affiliate of the successor) or (B) are replaced with equity awards that preserve the existing value of the awards at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule and Performance Goals, as applicable, that are the same or more favorable to the Participants than the vesting schedule and Performance Goals applicable to the awards, then all such awards or such substitutes for them shall remain outstanding and be governed by their respective terms and the provisions of the Plan subject to Section 12(a)(v).

(ii) If and to the extent that outstanding awards under the Plan are not continued, assumed, or replaced in accordance with Section 12(a)(i), then upon the Change in Control the following treatment (referred to as “Change-in-Control Treatment”) shall apply to such awards: the restrictions and other conditions applicable to outstanding Restricted Shares, Restricted Share Units, and other Share-based Awards, including vesting requirements, shall immediately lapse, and any Performance Goals relevant to such awards shall be deemed to have been achieved at the target performance level; such awards shall be free of all restrictions and fully vested; and, with respect to Restricted Share Units, shall be payable immediately in accordance with their terms or, if later, as of the earliest date permissible under Code section 409A.

(iii) However, unless the Change in Control is a change in the ownership or effective control or of ownership of a substantial portion of the assets of the Company (within the meaning of Code section 409A), a Change in Control shall not accelerate the time of payment of Restricted Share Units and other awards and amounts payable under the Plan that are deferred compensation subject to Code section 409A.

(iv) If and to the extent that outstanding awards under the Plan are not continued, assumed, or replaced in accordance with Section 12(a)(i) above, then in connection with the application of the Change-in-Control Treatment set forth in Section 12(a)(ii) above, the Board may, in its sole discretion, provide for cancellation of such outstanding awards at the time of the Change in Control in which case a payment of cash, property, or a combination of cash and property shall be made to each such Participant upon the consummation of the Change in Control that is determined by the Board in its sole discretion and that is at least equal to the excess (if any) of the value of the consideration that would be received in such Change in Control by the holders of the Company’s securities relating to such awards over the purchase price (if any) for such awards (except that such payment shall limited as necessary to prevent the award from being subject to Code section 409A).

(v) If and to the extent that (A) outstanding awards are continued, assumed, or replaced in accordance with Section 12(a)(i) above and (B) a Participant’s employment with, or performance of services for, the Company is terminated by the Company for any reasons other than Cause or by such Participant for Good Reason, in each case, within the two-year period commencing on the Change in Control, then, as of the date of such Participant’s termination, the Change-in-Control Treatment set forth in Section 12(a)(ii) above shall apply to all assumed or replaced awards of such Participant then outstanding.

(b) Definitions. As used in this Section 12:

(i) “Cause” shall have the meaning set forth in any unexpired employment or severance agreement between the Participant and the Employer, and, in the absence of any such agreement, means (A) the willful and continued failure of the Participant to substantially perform his or her duties with or for the Employer, (B) the engaging by the Participant in conduct that is significantly injurious to the Company or any subsidiary or affiliate, monetarily or otherwise, or (C) the Participant’s conviction of a felony. Unless otherwise defined in the Participant’s employment or severance agreement, an act or omission is “willful” for this purpose if such act or omission was knowingly done, or knowingly omitted to be done, by the Participant not in good faith and without reasonable belief that such act or omission was in the best interest of the Company.

(ii) A “Change in Control” of the Company means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirements; provided that, without limitation, such a Change in Control shall be deemed to have occurred if

(A) any “person” (as such term is used in section 13(d) and 14(d) of the Exchange Act) is or becomes “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding securities; or

(B) during any period of two consecutive years, the following persons (the “Continuing Directors”) cease for any reason to constitute a majority of the Board: individuals who at the beginning of such period constitute the Board and new Directors each of whose election to the Board or nomination for election to the Board by the Company’s security holders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved; or

(C) the consummation of a merger or consolidation of the Company with any other entity, other than (1) a merger or consolidation that would result in the voting securities of the Company outstanding immediately before the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of such surviving entity) more than 50 percent of the combined voting power of the voting securities of the Company or of such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation that is approved by a Board having a majority of its members persons who are Continuing Directors, of which Continuing Directors not less than two-thirds have approved the merger or consolidation; or (D) the security holders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding any contrary provision of this Plan, for the purposes of Section 12(b)(ii)(A), the term “person” shall not include (W) the Company, (X) any subsidiary or affiliate of the Company, (Y) any employee benefit plan of the Company or of any subsidiary or affiliate of the Company, or (Z) any entity holding shares of Shares organized, appointed, or established by the Company or any of its subsidiaries or affiliates for or pursuant to the terms of any such plan.

(iii) “Good Reason” means:

(A) the assignment to the Participant after the Change in Control of any duties materially inconsistent with the Participant’s position (including status, offices, titles, and reporting requirements, authority, duties or responsibilities);

(B) a material reduction by the Company in the Participant’s base salary in effect immediately before the Change in Control;

(C) a material reduction by the Company in the Participant’s annual bonus opportunity or in the target level for such bonus or in the level of the Participant’s long term equity incentive, as compared to such opportunity or level in effect immediately before the Change in Control;

(D) the Company’s requiring the Participant, without the Participant’s written consent, to be based at any office or location materially distant from the Participant’s office location immediately before the Change in Control, except for travel reasonably required in the performance of the Participant’s responsibilities.

A termination for Good Reason must be communicated by the Participant to the Company by written notice that specifies the event or events claimed to provide a basis for termination for Good Reason; provided that the Participant’s written notice must be tendered within ninety days of the occurrence of such event or events and provided further that the Company shall have failed to remedy such act or omission within thirty days following its receipt of such notice. A Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason if the Participant actually terminates employment within fourteen days after the Company’s failure to timely remedy or, if earlier, prior to the second anniversary of the Change in Control.

13. Term of Plan; Approval of Shareholders. The Plan shall take effect, subject to the approval of the shareholders of the Company, on April 17, 2013. Unless terminated earlier by the Board of Directors, the Plan shall terminate on December 31, 2022, provided that awards outstanding on that date shall survive in accordance with their terms.

14. Amendment of Awards. The Committee may at any time unilaterally amend any outstanding award to the extent the Committee determines necessary or desirable, provided, however, that an amendment that would be adverse to the interests of the Participant shall not be effective without the holder’s consent.

15. Amendment and Termination of Plan. The Board may amend, suspend, or terminate the Plan or any portion of the Plan at any time, provided no amendment may be made without shareholder approval if such approval is required by applicable law or the requirements of an applicable stock exchange, or if such amendment would increase the Shares available under the Plan or the limits on awards provided under Section 5, except as provided in Section 11.

16. Restrictions on Acceleration of Payment Date; Deferrals; Delay of Payment to Specified Employee.

(a) Acceleration or Deferral. Notwithstanding any contrary provision of Section 14 or 15, an action by the Board or Committee shall not accelerate or defer a payment of an award that is deferred compensation within the meaning of Code section 409A except as follows:

(i) An action may accelerate the payment of all or part of an award upon the following events: the termination and liquidation of the Plan or any other event the Commissioner of Internal Revenue may prescribe in generally applicable guidance under Code section 409A, provided, in any event, that the terms and conditions of the acceleration would not cause the Plan to fail to meet the requirements of section 409A and of any generally applicable guidance published by the Commissioner of Internal Revenue under section 409A for the deferral (until payment) of the inclusion of awards in gross income.

(ii) An action may defer a payment date for all or a part of an award under the following circumstances:

(1) The Board or Committee reasonably anticipates that, if an award were to be paid as scheduled, the Company’s deduction with respect to such payment would not be permitted under Code section 162(m), provided such scheduled payment is then made during the Participant’s first taxable year in which the Board or Committee reasonably anticipates that the Company’s deduction will not be barred by application of Code section 162(m).

(2) The Board or Committee reasonably anticipates that the payment of an award as scheduled will violate federal securities laws or other applicable law; provided that the scheduled payment is then made at the earliest date on which the Board or Committee reasonably determines that making the scheduled payment will not cause such a violation.

(3) Such other events or conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance that the Board or Committee, in its discretion, chooses to apply under the Plan; provided, however, that a Participant shall have no direct or indirect election as to the application of such events or conditions to his or her individual circumstances, and further provided, in any event under this paragraph (ii), that the terms and conditions of the deferral would not cause the Plan to fail to meet the requirements of section 409A for the deferral (until payment) of the inclusion of awards in gross income.

(b) Delay of Payment to Specified Employee. If an award is payable to a Participant on account of separation from service (within the meaning of Code section 409A), and the Participant is a specified employee, the payment may not be made before the date that is six months after the Participant’s separation from service (or, if earlier, the Participant’s death). “Specified employee” means, with respect to the relevant 12-month period beginning on an April 1 and during which the Company remains publicly traded, a Participant who was a “key employee” within the meaning of Code section 416(i), without regard to section 416(i)(5), at any time during the calendar year preceding the applicable April 1. For the purpose of determining whether a Participant is a specified employee, the compensation to be used is “Test Compensation” as defined in the Erie Insurance Group Employee Savings Plan.

17. Miscellaneous.

(a) Beneficiary Designation. A Participant may, from time to time, name a beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives all of such benefit. A designation shall automatically revoke all prior designations by the same Participant with respect to such benefit and shall be effective only when filed by the Participant in writing with the Committee or its delegate during the Participant’s lifetime. In the absence of any such designation, any benefits remaining payable under the Plan at the Participant’s death shall be paid when due to the Participant’s estate or the person to whom the Participant’s rights are transferred by will or under the laws of descent and distribution, as the case may be.

(b) Satisfaction of Tax Liabilities. To the extent required by applicable federal, state, local, or foreign law, the Participant or his or her successor shall make arrangements satisfactory to the Company, in its discretion, for the satisfaction of any withholding tax obligations that arise in connection with an award. The Company shall not be required to pay any Shares of Common Stock or other payment under the Plan until such obligations are satisfied. The Company is authorized to withhold from any award granted or any payment due under the Plan, including from a distribution of Shares of Common Stock, amounts of withholding taxes due with respect to an award, or any payment under an award, and to take such other action as the Committee may deem necessary or advisable to enable the Company and Participants to satisfy obligations for the payment of such taxes. This authority shall include authority to withhold or receive previously owned shares to satisfy tax withholding obligations, provided that shares withheld or delivered to satisfy such obligations in excess of the minimum required statutory withholding rate must have been held for at least six months to the extent that the

Committee so requires. Previously owned Shares delivered in payment for such taxes may be subject to such conditions as the Committee may require. The value of each Share withheld or delivered shall be the Fair Market Value of a Share on the date an award becomes taxable.

(c) No Alienation. Except to the extent required by law, the right of a Participant or beneficiary to payment under this Plan shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or beneficiary.

(d) No Right to Awards; No Shareholder Rights. No Participant or Employee shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of Participants and Employees. No award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares of Common Stock are in fact paid to such Participant in connection with such award.

(e) Indemnification. Each person who is or has been a member of the Committee or of the Board or who is a delegate of the Committee or Board under this Plan shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in a settlement approved by the Company, or paid by such person in satisfaction of any judgment in any such action, suit, or proceeding against such person, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

18. Restrictions on Issuance of Shares.

(a) Certain Restrictions Under Rule 16b-3. Upon the effectiveness of any amendment to Rule 16b-3, this Plan and any Award Agreement for an outstanding award held by a Participant then subject to Section 16 of the Securities Exchange Act of 1934, as amended, shall be deemed to be amended, without further action on the part of the Committee, the Board, or the Participant, to the extent necessary for awards under the Plan or such Award Agreement to qualify for the exemption provided by Rule 16b-3, as so amended, except to the extent any such amendment requires shareholder approval.

(b) Registration and Listing Compliance. No award shall be paid and no Shares or other securities shall be distributed with respect to any award in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any state securities law and no award shall confer upon any Participant rights to such payment or distribution, until such laws shall have been complied with in all material respects. If such compliance requires a delay in a payment date, payment shall be made on the earliest date on which such laws have been complied with in all material respects. Before the payment date of an award and the distribution of any Shares or other securities subject to a listing requirement under any listing agreement between the Company and any national securities exchange, the contractual obligations of the Company shall have been complied with in all material respects. Except to the extent required by an Award Agreement or another contract between the Company and the Participant, neither the grant of any award nor any provisions of this Plan shall obligate the Company to take any action to comply with any requirements of any such securities laws or contractual obligations relating to the registration (or exemption therefrom) or listing of any shares or other securities.

(c) Stock Certificates. All certificates for Shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under federal or state securities laws, rules, and regulations, and the rules of any national securities exchange or automated quotation system on which Shares of Common Stock are listed or quoted. The Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions or any other restrictions or limitations that may be applicable to Shares. In addition, during any period in which awards or Shares are subject to restrictions or limitations under the Plan or any Award Agreement, or during any period during which delivery or receipt of an award or Shares has been deferred by the Committee or a Participant, the Committee may require any

Participant to enter into an agreement providing that certificates representing Shares payable or paid pursuant to an award shall remain in the physical custody of the Company or such other person as the Committee may designate.

19. Construction.

The Plan shall be construed in accordance with the law of the Commonwealth of Pennsylvania, without regard to its conflicts of law principles. With respect to awards granted under the Plan that are intended to qualify for the exception under Code section 162(m) for performance-based pay, the terms of the Plan and the Award Agreement shall be construed and administered to give effect to such intention, unless the Committee determines to waive the application of such exception. With respect to awards granted under the Plan that provide for the payment of deferred compensation (within the meaning of Code section 409A), the terms of the Plan and the Award Agreement shall be construed to conform to the requirements of Code section 409A for the deferral (until payment) of the inclusion of the compensation in gross income.

IN WITNESS WHEREOF, the Board of Directors of the Company has caused this document to be executed as of the             day of             , 2013.

ERIE INDEMNITY COMPANY

By

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 17, 2013

To the Holders of Class A Common Stock and

Class B Common Stock of ERIE INDEMNITY COMPANY:

We will hold our 88th annual meeting of shareholders at 9:30 a.m., local time, on Wednesday, April 17, 2013, at the Auditorium of the F.W. Hirt — Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:

1. To elect 13 persons to serve as directors until our 2014 annual meeting of shareholders and until their successors are elected and qualified;

2. To consider and act upon a proposal to approve the adoption of our Equity Compensation Plan; and

3. To transact any other business that may properly come before our annual meeting and any adjournment, postponement or continuation thereof.

This notice is being sent to all holders of Class A common stock and Class B common stock as of the close of business on Friday, February 15, 2013, the record date established by our board of directors. Such persons will also receive an information statement relating to our annual meeting, together with a copy of our annual report to shareholders for the year ended December 31, 2012. Holders of Class B common stock will also receive a form of proxy. Holders of Class A common stock will not receive proxies because they do not have the right to vote on any of the matters to be acted upon at our annual meeting.

Holders of Class B common stock are requested to complete, sign and return the form of proxy, whether or not they expect to attend our annual meeting in person.

By order of our board of directors,

James J. Tanous
Executive Vice President,
Secretary and General Counsel

March 18, 2013

Erie, Pennsylvania

NOTICE OF INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Important Notice Regarding the Availability of our Information Statement for the Annual Meeting of Shareholders to be held on April 17, 2013.

Our information statement and annual report are available at: http://www.erieindemnityinfostatement.com.

ERIE INDEMNITY COMPANY

CLASS B COMMON STOCK

PROXY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 17, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Terrence W. Cavanaugh, Thomas B. Hagen and James J. Tanous, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of the Class B Common Stock of Erie Indemnity Company that the undersigned may be entitled to vote at our Annual Meeting of Shareholders to be held in the Auditorium of the F. W. Hirt—Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania, on April 17, 2013, at 9:30 a.m. local time, and at any adjournment, postponement or continuation thereof, and directs that the shares represented by this proxy shall be voted as follows:

ITEM 1. ELECTION OF DIRECTORS

☐ FOR All candidates listed below (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all the candidates listed below

INSTRUCTION: To withhold authority to vote for any individual candidate, strike a line through the candidate’s name in the list below.

J. Ralph Borneman, Jr.	Thomas B. Hagen	Thomas W. Palmer
Terrence W. Cavanaugh	C. Scott Hartz	Martin P. Sheffield
Jonathan Hirt Hagen	Claude C. Lilly, III	Richard L. Stover
Susan Hirt Hagen	Lucian L. Morrison	Elizabeth Hirt Vorsheck
Robert C. Wilburn

ITEM 2. APPROVAL OF THE ADOPTION OF OUR EQUITY COMPENSATION PLAN

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies, at the direction of our Board of Directors, are authorized to vote with respect to matters incident to the conduct of our Annual Meeting and any adjournment, postponement or continuation thereof, and upon such other business as may properly come before our Annual Meeting.

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the candidates for Director named above and FOR the adoption of our Equity Compensation Plan.

This proxy should be dated, signed by the shareholder(s) and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Date: , 2013